Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

JOHNSON CONTROLS, INC.,

TYCO INTERNATIONAL PLC

and

JAGARA MERGER SUB LLC

Dated as of

January 24, 2016

i

Exhibit A1:	Form of Articles of Incorporation
Exhibit A2:	Form of Bylaws
Exhibit B:	Form of Parent Governing Documents Amendment

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 24, 2016, is by and among Johnson Controls, Inc., a Wisconsin corporation (the “Company”), Tyco International plc, an Irish public limited company (“Parent”), Jagara Merger Sub LLC, a Wisconsin limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the other party that is a signatory hereto. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation in the merger (the “Merger”);

WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Company Shares to be cancelled in accordance with Section 2.1(c), and (ii) Company Shares to be converted in accordance with Section 2.1(d) or Section 2.1(e)) shall be cancelled and converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Wisconsin Business Corporation Law (the “WBCL”) and the Wisconsin Limited Liability Company Law (the “WLLCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has determined that this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), are advisable and fair to, and in the best interests of, the Company and its shareholders;

WHEREAS, the Company Board of Directors has adopted resolutions adopting and approving this Agreement and the consummation of the Transactions, including the Merger, and the Company Board of Directors has directed that the approval of this Agreement be submitted for consideration at the Company Special Meeting, and has resolved to recommend that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”) pursuant to the WBCL;

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has adopted resolutions approving the execution of this Agreement and the consummation of the Transactions, including the Parent Share Issuance and the Parent Corporate Amendments, and the Parent Board of Directors has directed that the Parent Share Issuance and the Parent Corporate Amendments be submitted for consideration at the Parent Special Meeting, and has resolved to recommend that Parent’s shareholders vote to approve the Parent Share Issuance and the Parent Corporate Amendments (the “Parent Board Recommendation”);

WHEREAS, the sole member of Merger Sub has approved and authorized this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the WBCL and the WLLCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be an indirect wholly owned subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the WBCL and the WLLCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, on the business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.3 Effective Time. On the Closing Date, the Parties shall cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and delivered to the WDFI for filing as provided under the WBCL and the WLLCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the WBCL or the WLLCL in connection with the Merger. The Merger shall become effective on the date and time of the filing of the Articles of Merger or, if agreed by Parent and the Company in writing, such later time and date as specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4 Governing Documents. At the Effective Time, the articles of incorporation and the bylaws of the Company shall be amended and restated in the forms attached hereto as Exhibit A1 and Exhibit A2, respectively, which shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5 Officers and Directors of the Surviving Corporation. From and after the Effective Time, the persons listed on Section 1.5 of the Company Disclosure Letter shall be the initial directors of the Surviving Corporation (unless otherwise agreed in writing by the Company and Parent), and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, subject to Section 2.1(f) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) Company Shares to be cancelled in accordance with Section 2.1(c), (y) Company Shares to be converted in accordance with Section 2.1(d) or Section 2.1(e), and (z) Company Shares underlying Company Restricted Stock Awards) shall be cancelled and in consideration of which the holder thereof shall have the right to receive the following (the “Merger Consideration”): (i) in the case of a Company Share with respect to which an election to receive Parent Shares (a “Share Election”) has been properly made and not revoked or lost pursuant to Section 2.9 (each, a “Share Electing Share”), one (1) (the “Exchange Ratio”) validly issued, fully paid and nonassessable Parent Share (the “Share Consideration”) and (ii) in the case of a Company Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 2.9 (each, a “Cash Electing Share”), $34.88 in cash, without interest (the “Cash Consideration”), in each case subject to Section 2.1(b). Any Company Share with respect to which neither a Share Election nor a Cash Election has been properly made and not revoked or lost pursuant to Section 2.9 shall be deemed to be a Share Electing Share. The Parties agree that the Exchange Ratio and the Merger Consideration have been determined assuming that the Parent Share Consolidation shall have occurred prior to the Merger. From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.7, the Fractional Share Consideration, together with the amounts, if any, payable pursuant to Section 2.2(f).

(b) Proration. Notwithstanding any other provision contained in this Agreement, the aggregate amount of Cash Consideration to be received by the holders of Company Shares in the Merger shall be equal to $3,863,939,529 (the “Aggregate Cash Consideration”). As used herein, the term “Cash Election Amount” shall mean the product of the aggregate number of Cash Electing Shares multiplied by the Cash Consideration.

(i) If the Cash Election Amount exceeds the Aggregate Cash Consideration, then, instead of being converted into the right to receive the Cash Consideration, each Cash Electing Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the product of (x) the Cash Consideration, multiplied by (y) a fraction, the numerator of which is the Aggregate Cash Consideration and the denominator of which is the Cash Election Amount (such fraction, the “Cash Fraction”) and (B) a number of validly issued, fully paid and nonassessable Parent Shares equal to the product of (w) the Share Consideration, multiplied by (z) a fraction equal to one (1) minus the Cash Fraction.

(ii) If the Aggregate Cash Consideration exceeds the Cash Election Amount then, instead of being converted into the right to receive the Share Consideration, each Share Electing Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to (x) the amount of such excess, divided by (y) the number of Share Electing Shares, and (B) a number of validly issued, fully paid and nonassessable Parent Shares equal to the product of (w) the Share Consideration, multiplied by (z) a fraction, the numerator of which is the difference between (I) the Cash Consideration minus (II) the amount calculated in clause (A), and the denominator of which is the Cash Consideration.

(c) Cancellation of Company Shares. At the Effective Time, all Company Shares owned by the Company, Parent, any Parent Subsidiary that is a direct or indirect owner of Merger Sub immediately prior to the Effective Time or Merger Sub shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Treatment of Company Shares Owned by Parent Subsidiaries. At the Effective Time, each Company Share owned by any of the wholly owned Parent Subsidiaries (other than Merger Sub and any Parent Subsidiary that is a direct or indirect owner of Merger Sub immediately prior to the Effective Time) immediately prior to the Effective Time shall be converted into the Share Consideration.

(e) Treatment of Merger Sub Interests and Company Shares Owned by Company Subsidiaries. At the Effective Time, without any further action on the part of the Parties or any of their respective equityholders, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof, shall be cancelled and, in exchange for the cancellation of such limited liability company interests of Merger Sub and the funding of the aggregate Merger Consideration, the Surviving Corporation shall issue an equivalent number of fully paid and nonassessable shares of common stock of the Surviving Corporation, which number shall represent an ownership percentage in the Surviving Corporation immediately following the Effective Time that shall equal the aggregate ownership percentage of all shareholders (other than the wholly owned Company Subsidiaries) of the Company immediately prior to the Effective Time. At the Effective Time, each Company Share owned by any wholly owned Company Subsidiary immediately prior to the Effective Time shall be converted into and become such number of fully paid and nonassessable shares of common stock of the Surviving Corporation such that the ownership percentage of any such Company Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Company Subsidiary in the Company immediately prior to the Effective Time. The shares described in this Section 2.1(e) shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

(f) Adjustment to Merger Consideration. The Exchange Ratio and the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, any dividend or distribution of securities convertible into Company Shares or Parent Shares, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares or Parent Shares outstanding after the date hereof and prior to the Effective Time (in each case, other than the Parent Share Consolidation).

Section 2.2 Surrender and Payment.

(a) Exchange Fund; Investment of Exchange Fund. Prior to the Effective Time, TIFSA or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). On or prior to the Closing Date, TIFSA or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Shares issuable pursuant to Section 2.1(a) in book-entry form and cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay any dividends or other distributions on Parent Shares under Section 2.2(f) (such evidence of book-entry Parent Shares, together with any such cash amounts, the “Exchange Fund”). In the event that the Exchange Fund shall be insufficient to pay any dividends or other distributions on Parent Shares under Section 2.2(f), TIFSA or Merger Sub shall promptly deposit with the Exchange Agent additional funds in an amount which is equal to the deficiency in order to permit the Exchange Agent to make such payment. TIFSA or Merger Sub shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on Parent Shares in accordance with Section 2.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by mutual agreement of TIFSA or Merger Sub, on the one hand, and the Company, on the other hand; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares entitled to receive such amounts pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to TIFSA or Merger Sub on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b) Procedures for Surrender. As soon as reasonably practicable after the Effective Time, but in no event more than three (3) business days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry shares (“Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form as Parent and the Company reasonably agree prior to the Effective Time and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.7, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 2.2(f) for each Company Share formerly represented by such Certificate or Book-Entry Share, to be mailed within three (3) business days following the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f), without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company.

From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Exchange Agent, the posting by such holder of a bond in such reasonable amount as Parent or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on Parent Shares in accordance with Section 2.2(f).

(f) Dividends or Distributions with Respect to Parent Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent Shares issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

Section 2.3 Treatment of Company Equity Awards, Company Deferred Awards and Company Cash Awards.

(a) Company Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under any Company Equity Plan (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by Parent and shall be converted into an option (a “Parent Share Option”) to acquire (i) that number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time by (B) the Exchange Ratio, (ii) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Exchange Ratio; provided, however, that each such Company Stock Option that is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code. The Parties intend that the adjustments in this Section 2.3(a) are in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and will not subject any Company Stock Option that is converted into a Parent Share Option to Section 409A of the Code. Except as otherwise provided in this Section 2.3(a), each such Company Stock Option assumed and converted into a Parent Share Option pursuant to this Section 2.3(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Option as of immediately prior to the Effective Time.

(b) Company Stock Appreciation Rights. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each stock appreciation right that corresponds to a number of shares of Company Common Stock granted under any Company Equity Plan (each, a “Company Stock Appreciation Right”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by Parent and shall be converted into a share appreciation right (a “Parent Share Appreciation Right”) (i) in respect of that number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Stock Appreciation Right as of immediately prior to the Effective Time by (B) the Exchange Ratio, (ii) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Appreciation Right by (B) the Exchange Ratio. The Parties intend that the adjustments in this Section 2.3(b) are in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and will not subject any Company Stock Appreciation Right that is converted into a Parent Share Appreciation Right to Section 409A of the Code. Except as otherwise provided in this Section 2.3(b), each such Company Stock Appreciation Right assumed and converted into a Parent Share Appreciation Right pursuant to this Section 2.3(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Appreciation Right as of immediately prior to the Effective Time.

(c) Company Restricted Stock Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Equity Plan (each, a “Company Restricted Stock Award”) that is outstanding as of immediately prior to the Effective Time, shall be assumed by Parent and shall be converted into a restricted share award corresponding to Parent Shares with respect to a number of Parent Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Award as of immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.3(c), each Company Restricted Stock Award assumed and converted into a Parent Restricted Stock Award pursuant to this Section 2.3(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Restricted Stock Award as of immediately prior to the Effective Time.

(d) Company RSU Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted stock unit award that corresponds to a number of shares of Company Common Stock granted under a Company Equity Plan (each, a “Company RSU Award”) that is outstanding as of immediately prior to the Effective Time, shall be assumed by Parent and shall be converted into a restricted share unit award corresponding to Parent Shares (each, a “Parent RSU Award”) with respect to a number of Parent Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.3(d), each Company RSU Award assumed and converted into a Parent RSU Award pursuant to this Section 2.3(d) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award as of immediately prior to the Effective Time.

(e) Company PSU Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each performance share unit award that corresponds to a number of shares of Company Common Stock granted under a Company Equity Plan (each, a “Company PSU Award”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall be assumed by Parent and shall be converted into a Parent RSU Award with respect to a number of Parent Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company PSU Award as of immediately prior to the Effective Time (as determined by the Company in its reasonable discretion (A) based upon the greater of target and actual performance for the 2016 fiscal year (measured as of a date that is on or about the Effective Time), and (B) disregarding 2017 fiscal year performance for purposes of Company PSU Awards granted in the Company’s 2015 fiscal year) by (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.3(e), each Company PSU Award that is assumed and converted into a Parent RSU Award pursuant to this Section 2.3(e) shall continue to have, and shall be subject to, the same terms and conditions (including service-vesting conditions, but excluding performance adjustments) as applied to the corresponding Company PSU Award as of immediately prior to the Effective Time.

(f) Company Deferred Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each stock unit (excluding any Company Equity Award) that is deemed invested in shares of Company Common Stock as of immediately prior to the Effective Time under the Company Deferred Compensation Plans (the “Company Deferred Awards”) shall be deemed to be invested in Parent Shares, with the number of Parent Shares subject to the Company Deferred Awards in a participant’s account under each Company Deferred Compensation Plan as of the Effective Time to be equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company Deferred Awards as of immediately prior to the Effective Time by (ii) the Exchange Ratio. Following the Effective Time, the Company Deferred Compensation Plans will otherwise continue to have the same terms, including payment terms and investment options, that were applicable immediately prior to the Effective Time, with the Company Common Stock fund to be replaced with a Parent Shares fund.

(g) Company Cash Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each cash-denominated award granted under any Company Equity Plan (the “Company Cash Awards”) that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent and shall be converted into a cash award of Parent (a “Parent Cash Award”) corresponding to a number of dollars equal to the number of dollars subject to such Company Cash Award (as determined by the Company in its reasonable discretion (A) based upon the greater of target and actual performance for the 2016 fiscal year (measured as of a date that is on or about the Effective Time), and (B) disregarding performance for the 2017 fiscal year for purposes of Company Cash Awards granted in the Company’s 2015 fiscal year). Except as otherwise provided in this Section 2.3(g), each Company Cash Award that is assumed and converted into a Parent Cash Award pursuant to this Section 2.3(g) shall continue to have, and shall be subject to, the same terms and conditions (including service-vesting conditions, but excluding performance adjustments) as applied to the corresponding Company Cash Award as of immediately prior to the Effective Time.

(h) Company Actions. Prior to the Effective Time, the Company shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Company Equity Plans or Company Equity Awards and take such other actions as are necessary to provide for the treatment of the Company Stock Options, Company Stock Appreciation Rights, Company Restricted Stock Awards, Company RSU Awards and Company PSU Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 2.3. Prior to the Effective Time, the Company shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Company Deferred Compensation Plans and take such other actions as are necessary to provide for the treatment of the Company Deferred Awards and Company Cash Awards as contemplated by this Section 2.3.

(i) Plans and Awards Assumed by Parent. At the Effective Time, Parent shall assume all rights and obligations in respect of each Company Equity Plan and each Company Deferred Compensation Plan, including each outstanding Company Equity Award, Company Deferred Award and Company Cash Award, and will be able to grant stock awards, to the extent permissible by applicable Law under the terms of the Company Equity Plans if Parent elects to assume the share reserves of such Company Equity Plans as of the Effective Time, except that: (i) stock covered by such awards shall be Parent Shares; (ii) all references in such Company

Equity Plan to a number of shares of Company Common Stock shall be amended or deemed amended to refer instead to a number of Parent Shares determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Parent Shares; and (iii) the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to the administration of such Company Equity Plan.

(j) Parent Actions. Parent shall take all corporate action necessary to reserve for issuance a number of authorized but unissued Parent Shares for delivery upon exercise or settlement of the Parent Share Options, Parent Share Appreciation Rights, Parent Restricted Stock Awards, Parent RSU Awards and Parent PSU Awards that are converted in accordance with this Section 2.3. The Company and Parent shall cooperate in connection with the preparation of registration statements on Form S-8 (or any successor or other appropriate form, including a Form S-1 or Form S-3 in the case of awards held by former employees and service providers of the Company) with respect to the Parent Shares subject to such awards, in order to file such forms effective as of the Effective Time or, in the event the necessary financial information required for such filings is not filed or able to be filed with the SEC as of the Effective Time, as soon as reasonably practicable following the Effective Time. In addition, Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

Section 2.4 Treatment of Parent Equity Awards. Concurrently with the Parent Share Consolidation:

(a) Parent Share Options. Each Parent Share Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Parent Share Consolidation shall be adjusted to be a Parent Share Option to acquire (i) that number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of Parent Shares subject to such Parent Share Option as of immediately prior to the Parent Share Consolidation by (B) the Share Consolidation Ratio, (ii) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per Parent Share of such Parent Share Option by (B) the Share Consolidation Ratio; provided, however, that each such Parent Share Option that is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code. The Parties intend that the adjustments in this Section 2.4(a) are in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and will not subject any Parent Share Option to Section 409A of the Code. Except as otherwise provided in this Section 2.4(a), each such Parent Share Option adjusted pursuant to this Section 2.4(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the Parent Share Option as of immediately prior to the Parent Share Consolidation.

(b) Parent RSU Awards. Each Parent RSU Award that is outstanding as of immediately prior to the Parent Share Consolidation shall be adjusted to correspond to a number of Parent Shares (rounded to the nearest whole share) equal to the product obtained by multiplying

(i) the number of Parent Shares subject to such Parent RSU Award as of immediately prior to the Parent Share Consolidation by (ii) the Share Consolidation Ratio. Except as otherwise provided in this Section 2.4(b), each Parent RSU Award adjusted pursuant to this Section 2.4(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the Parent RSU Award as of immediately prior to the Effective Time.

(c) Parent PSU Awards. Each performance share unit award that corresponds to a number of Parent Shares granted under a Parent Equity Plan (each, a “Parent PSU Award”) that is outstanding as of immediately prior to the Parent Share Consolidation, shall be converted into a Parent RSU Award with respect to a number of Parent Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of Parent Shares subject to such Parent PSU Award as of immediately prior to the Parent Share Consolidation, determined based upon the greater of target and actual performance (as determined by Parent in its reasonable discretion) measured as of a date that is on or about the Effective Time determined by Parent in its reasonable discretion, by (ii) the Share Consolidation Ratio. Except as otherwise provided in this Section 2.4(c), each Parent PSU Award converted into a Parent RSU Award pursuant to this Section 2.4(c) shall continue to have, and shall be subject to, the same terms and conditions (including service-vesting conditions, but excluding performance adjustments) as applied to the Parent PSU Award as of immediately prior to the Effective Time.

(d) Parent Deferred Share Unit Awards. Each deferred stock unit that corresponds to a number of Parent Shares granted under a Parent Equity Plan (each, a “Parent DSU Award”) that is outstanding immediately prior to the Parent Share Consolidation shall be adjusted by multiplying (i) the number of Parent Shares subject to such Parent DSU Award as of immediately prior to the Parent Share Consolidation by (ii) the Share Consolidation Ratio. Except as otherwise provided in this Section 2.4(d), each Parent DSU Award adjusted pursuant to this Section 2.4(d) shall continue to have, and shall be subject to, the same terms and conditions as applied to the Parent DSU Award as of immediately prior to the Effective Time.

(e) Parent Actions. Prior to the Share Consolidation, Parent shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Parent Equity Plans or Parent Equity Awards and take such other actions as are necessary to provide for the equitable adjustment of the Parent Share Options, Parent RSU Awards, Parent PSU Awards and Parent DSU Awards (collectively, “Parent Equity Awards”) as contemplated by this Section 2.4.

Section 2.5 Company ESPPs; Company Dividend Reinvestment Plan.

(a) At the Effective Time, Parent shall assume all rights and obligations in respect of each Company ESPP and each Company ESPP shall continue in accordance with its terms, subject to any amendments Parent deems necessary or advisable in accordance with applicable Law, except that: (a) stock covered by such Company ESPP shall be Parent Shares; (b) all references in such Company ESPP to a number of shares of Company Common Stock shall be amended or deemed amended to refer instead to a number of Parent Shares determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Parent Shares; and (c) the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to the administration of such Company ESPP.

(b) The Company shall take such action as is necessary to provide that as of no later than three (3) business days prior to the Closing Date, no Company Shares will be purchased under the Company’s dividend reinvestment plan; provided that such cessation of purchases following the Closing Date shall be conditioned upon the consummation of the Merger.

Section 2.6 Withholding. The Company, Parent, any applicable Parent Subsidiary, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Relevant Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.7 Fractional Shares.

(a) No certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares or upon the effectuation of the Parent Share Consolidation, and such fractional share interests shall not entitle the owner thereof to vote, to dividends or to any other rights in respect of such fractional shares of a shareholder of Parent.

(b) Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all Company Shares represented by the Certificates and Book-Entry Shares delivered by such holder), shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the closing price of the Company Shares reported on the NYSE on the trading day immediately preceding the Closing Date, rounded to the nearest one-hundredth of a cent, by (ii) the fraction of a Parent Share (after taking into account all Company Shares held by such holder at the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) to which such holder would otherwise be entitled (the “Fractional Share Consideration”). The Parties acknowledge that payment of cash consideration in lieu of issuing fractional Parent Shares pursuant to this Section 2.7(b) is merely intended to provide a mechanical rounding off and is not a separately bargained-for consideration.

(c) Notwithstanding any other provision of this Agreement, each holder of Parent Shares immediately prior to the effectuation of the Parent Share Consolidation (an “Existing Parent Holder”) who, as a result of the Parent Share Consolidation, would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares held by such Existing Parent Holder), shall receive, in lieu of any fraction of a Parent Share an Existing Parent Holder would otherwise have been entitled to receive, cash (without interest) in an amount determined in accordance with this Section 2.7(c). As promptly as practicable following the Effective Time, Parent’s existing transfer agent or another transfer agent designated by Parent (the

“Transfer Agent”) shall determine the aggregate number of Parent Shares in lieu of which Existing Parent Holders would receive cash pursuant to the immediately preceding sentence (such excess being herein referred to as the “Excess Shares”). In order to fund the payment of such cash, as promptly as practicable following the Effective Time, the Transfer Agent, as agent for such Existing Parent Holders, shall sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided herein. The sale of the Excess Shares by the Transfer Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to Existing Parent Holders, the Transfer Agent shall hold such proceeds in trust for such Existing Parent Holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to Existing Parent Holders shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Transfer Agent incurred in connection with such sale or sales. The Transfer Agent shall determine the portion of such net proceeds to which each Existing Parent Holder shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Existing Parent Holder is entitled (after taking into account all Parent Shares held by such Existing Parent Holder immediately prior to the effectuation of the Parent Share Consolidation) and the denominator of which is the aggregate number of Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to Existing Parent Holders with respect to any fractional share interests, the Transfer Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.7(c). The Parties acknowledge that payment of cash consideration in lieu of issuing fractional Parent Shares pursuant to this Section 2.7(c) is merely intended to provide a mechanical rounding off and is not a separately bargained-for consideration.

Section 2.8 No Dissenters’ Rights. Pursuant to Section 180.1302(4) of the WBCL, holders of Company Shares will not have dissenters’ rights with respect to the Merger.

Section 2.9 Election Procedures. Each holder of record of Company Shares (other than (x) Company Shares to be cancelled in accordance with Section 2.1(c) and (y) Company Shares to be converted in accordance with Section 2.1(d) or Section 2.1(e)) (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election on or prior to the Election Deadline in accordance with the procedures set forth in this Section 2.9.

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.9 (an “Election”) (i) the number of Company Shares owned by such Holder with respect to which such Holder desires to make a Share Election, (ii) the number of such Company Shares with respect to which such Holder desires to make a Cash Election and (iii) the particular shares for which the Holder desires to make either such election, and the order in which either such election is to apply to any such shares if the election is subject to proration under Section 2.1(b).

(b) The Company shall prepare a form reasonably acceptable to Parent (the “Form of Election”), which shall be mailed by the Company to Holders so as to permit such Holders to exercise their right to make an Election prior to the Election Deadline.

(c) The Company shall mail or cause to be mailed or delivered, as applicable, the Form of Election to Holders as of the record date for the Company Special Meeting not less than twenty (20) business days prior to the anticipated Election Deadline. The Company shall make available one or more Forms of Election as may reasonably be requested from time to time by all Persons who become Holders during the period following the record date for the Company Special Meeting and prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by (i) the Certificates, if any, to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company, and (ii) in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. As used herein, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date of the Company Special Meeting, unless otherwise agreed in advance by the Company and Parent, in which event the Company shall reasonably promptly announce such rescheduled Election Deadline.

(e) Any Holder may, at any time prior to the Election Deadline, change or revoke such Holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of such Holder’s Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any Company Shares, any subsequent transfer of such Company Shares shall automatically revoke such Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Parent that this Agreement has been terminated in accordance with Article VIII. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any Company Shares (none of the Company, Parent, Merger Sub or the Exchange Agent being under any duty to notify any Company shareholder of any such defect). In the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the Company Shares covered by such Election shall, for purposes hereof, be deemed to be Share Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(f) The Company and Parent, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, the WBCL and the WLLCL, governing the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.1(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed or furnished with the SEC since September 30, 2013 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as set forth below.

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except (other than with respect to the Company’s due organization and valid existence) where the failure to be so organized, validly existing, qualified or in good standing (with respect to jurisdictions that recognize such concept), or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Articles. The Company Articles are in full force and effect and the Company is not in violation of the Company Articles, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, each Company Joint Venture is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing (with respect to jurisdictions that recognize such concept), or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company and, to the knowledge of the Company, each Company Joint Venture (to the extent such shares of capital stock or other equity interests are held by the Company or one of its Subsidiaries) have been duly authorized and validly issued and are fully paid and nonassessable.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 1,800,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Shares”). As of January 21, 2016 (the “Company Capitalization Date”), (i) 648,259,273 Company Shares were issued and outstanding (including 95,282 Company Shares underlying Company Restricted Stock Awards, but excluding Company Shares held in treasury and Company Shares held by Company Subsidiaries), (ii) 69,929,984 Company Shares were held in treasury or held by the Company or Company Subsidiaries, (iii) 13,456,174 Company Shares were reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) 2,823,962 Company Shares were underlying outstanding Company RSU Awards, (v) 346,006 Company Shares were underlying outstanding Company PSU Awards (assuming applicable performance criteria are satisfied at target levels) and (vi) no Company Preferred Shares were issued or outstanding. All the outstanding Company Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b) All issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company and each Company Joint Venture (to the extent such shares of capital stock or other equity interests are held by the Company or one of its Subsidiaries) are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.

(c) Except as set forth in Section 3.2(a), as of the date hereof: (i) there are no outstanding shares of capital stock or other equity interests or voting securities of the Company other than Company Shares that have become outstanding after the Company Capitalization Date, but were reserved for issuance as set forth in Section 3.2(a), (ii) there are no outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or any of its Subsidiaries from the Company or any of the Company Subsidiaries (other than under the Company Equity Plans or Company Deferred Compensation Plans) and (iii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to: (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned by the Company and/or one or more of the Company Subsidiaries.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Company Common Stock on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of Company Shares underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the exercise price of each Company Equity Award, if applicable, and (vii) the expiration date of each Company Equity Award, if applicable. From the Company Capitalization Date through the date of this Agreement, the Company has not granted, entered into an agreement to grant, or otherwise committed to grant any Company Equity Awards or other equity or equity-based awards that may be settled in Company Common Stock.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the Merger) to receipt of the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and (in the case of the Merger, except for (i) receipt of the Company Shareholder Approval and (ii) the filing of the Articles of Merger with the WDFI) no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Company Board of Directors has (A) resolved that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company shareholders, (B) adopted resolutions adopting and approving this Agreement and the consummation of the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the WBCL and (C) adopted a resolution to make, subject to Section 5.3, the Company Board Recommendation. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (1) and (2), collectively, the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the provisions of the WBCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws, (vi) the requirement to file the Articles of Merger with the WDFI, (vii) any applicable requirements of the NYSE, (viii) Irish Prospectus Law and (ix) the matters set forth in Section 3.3(b) of the Company Disclosure Letter, no authorization, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b), the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise right or license binding upon the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any Company Joint Venture or result in the creation of any Liens or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of the Company, any Company Subsidiary or, to the knowledge of the Company, any Company Joint Venture, other than Company Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary or, to the knowledge of the Company, any Company Joint Venture or (iii) conflict with or violate any Laws applicable to the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any Company Joint Venture or any of their respective properties or assets, other than, in the case of clauses (i), (ii) (with respect to the Company Joint Ventures and the Company Subsidiaries that are not Significant Subsidiaries only) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) Since September 30, 2013, the Company has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary (other than Spinco, following the date the SEC declares effective the Form 10) is, or at any time since September 30, 2013 has been, subject to the periodic reporting requirements under the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Company’s knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

Section 3.5 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s internal controls over financial reporting are effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and include policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(b) Since September 30, 2013, none of the Company, the Company’s independent accountants, the Company Board of Directors or its audit committee has received any oral or written notification of any (i) significant deficiency or material weakness in the design or operation of internal controls over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case that has not been appropriately and adequately remedied by the Company.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Company’s audited consolidated balance sheet (or the notes thereto) as of September 30, 2015 included in the Company SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since September 30, 2015 and (c) as expressly permitted or contemplated by this Agreement, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is, or since September 30, 2013 has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.7 Compliance with Laws; Permits.

(a) The Company, the Company Subsidiaries and, to the knowledge of the Company, the Company Joint Ventures are now and have since September 30, 2013 been in compliance with, and are not and have not since September 30, 2013 been in default under or in violation of any Laws applicable to the Company, the Company Subsidiaries or, to the knowledge of the Company, the Company Joint Ventures, or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company, the Company Subsidiaries and, to the knowledge of the Company, the Company Joint Ventures are in possession of all franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and orders of any Relevant Authority, and all rights under any Contract with any Relevant Authority, necessary for the Company, the Company Subsidiaries and the Company Joint Ventures to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company, the Company Subsidiaries and, to the knowledge of the Company, the Company Joint Ventures and their respective businesses as being conducted are in compliance with the terms and requirements of the Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in Section 3.23 or in respect of Tax matters.

Section 3.8 Environmental Laws and Regulations. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries (and, to the knowledge of the Company, its former Subsidiaries and the Company Joint Ventures) are now and have been since September 30, 2013 in compliance with all, and have not since September 30, 2013 violated any, applicable Environmental Laws; (b) to the knowledge of the Company, no property currently or formerly owned, leased or operated by the Company, any of its Subsidiaries, any of its former Subsidiaries or any Company Joint Venture (including soils, groundwater, surface water, buildings or other structures), or any other location currently or formerly used by the Company, any of its Subsidiaries, any of its former Subsidiaries or any Company Joint Venture, is contaminated with any Hazardous Substance in a manner that would be reasonably likely to be required to be Remediated or Removed, that is in violation of any Environmental Law, or that would be reasonably likely to give rise to any Environmental Liability, in any case by or affecting the Company, any of its Subsidiaries, any of its former Subsidiaries or any Company Joint Venture; (c) neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of its former Subsidiaries or any Company Joint Venture) has received since September 30, 2013 any written notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of its former Subsidiaries or any Company Joint Venture) may be in violation of any Environmental Law or subject to any Environmental Liability or are allegedly subject to any Removal, Remedial or Response actions; (d) neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of its former Subsidiaries or any Company Joint Venture) is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning any Environmental Liability or otherwise relating to any Hazardous Substance; (e) the Company and each Company Subsidiary and, to the knowledge of the Company as of the date of this Agreement, each Company Joint Venture has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted and all such Environmental Permits are in good standing and, to the knowledge of the Company, there is no reasonable basis for any revocation, non-renewal, or adverse modification of any such Environmental Permit; and (f) to the knowledge of the Company, there are no other facts, activities, circumstances or conditions in existence, including the transportation or arrangement for the treatment, storage, handling, disposal or transportation of any Hazardous Substance at or to any off-site location, that have resulted in, or would be reasonably expected to result in, the Company, any Company Subsidiary or any Company Joint Venture incurring any Environmental Liability. As used herein, the term “Environmental Laws” means all Laws relating to: (i) the protection, investigation or restoration of the environment or natural resources, or (ii) the exposure to, or the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (i) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water) and (ii) based upon (A) any provision of Environmental Laws or (B) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes in either case: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for clean-up costs and injunctive relief, including any Removal, Remedial or Response actions. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed or otherwise used in rules, regulations, standards, orders, guidelines, directives and publications issued pursuant to, or otherwise in implementation of, said Laws); and any pollutant, chemical or substance that is subject to regulation, control or remediation under any environmental Law, including any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA and other comparable Environmental Laws, and regardless of whether such activities are those which might be taken by a Relevant Authority or those which a Relevant Authority or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions, and “Remediated” and “Removed” have correlative meanings. As used herein, the term “Environmental Permits” means any permit, license, authorization or approval required under applicable Environmental Laws.

Section 3.9 Additional Asbestos Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending claims, actions, suits or proceedings and, to the knowledge of the Company, no Person has threatened to commence any claim, action, suit or proceeding against the Company, any Company Subsidiary or, to the knowledge of the Company, any Company Joint Venture alleging exposure to asbestos or asbestos-containing products or materials and, to the knowledge of the Company, there are no facts, events or circumstances that would reasonably be expected to result in any such claim, action, suit or proceeding; and (b) to the knowledge of the Company, neither the Company, any Company Subsidiary nor any Company Joint Venture has assumed or retained, either contractually or by operation of Law, any obligations relating to asbestos or any claim, action, suit or proceeding alleging exposure to asbestos that could reasonably be expected to adversely affect the Company, the Company Subsidiaries or the Company Joint Ventures.

Section 3.10 Employee Benefit Plans.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) no Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law or (B) severance arrangements providing such benefits for a period not in excess of three (3) years following termination of employment; (iii) no liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause the Company, any of its Subsidiaries or any of their respective ERISA Affiliates to incur a liability thereunder; (iv) no Withdrawal Liability imposed on the Company or any of its ERISA Affiliates is unsatisfied, and, to the knowledge of the Company, no Multiemployer Plan to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or is required to contribute has been terminated or is “insolvent” (within the meaning of Section 4245 of ERISA); (v) all contributions or other amounts payable by the Company or its Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP or applicable international accounting standards; (vi) neither the Company nor any Company Subsidiary has engaged in a transaction in connection with which the Company or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; and (vii) there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code (i) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (ii) has received a favorable determination letter or opinion letter as to its qualification.

(c) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan which is subject to any Law other than U.S. federal, state or local Law (“Company Foreign Plan”) has been administered in compliance in all respects with its terms and operated in compliance in all respects with applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Foreign Plan required to be registered or approved by a non-U.S. Relevant Authority has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Foreign Plan that could reasonably be expected to affect any such approval relating thereto, and neither the Company nor any of the Company Subsidiaries has incurred any liability in connection with the termination of, or withdrawal from, any Company Foreign Plan that is a defined benefit pension plan.

Section 3.11 Absence of Certain Changes or Events. Since September 30, 2015 through the date of this Agreement, other than with respect to the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since September 30, 2015, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From September 30, 2015 through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that would constitute a breach of clauses (vi), (xi), (xii), (xiii) or (xiv) of Section 5.1(b) had such action been taken after the execution of this Agreement.

Section 3.12 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Relevant Authority with respect to the Company, any Company Subsidiary or, to the knowledge of the Company, any Company Joint Venture, or any of their respective properties, rights or assets, and there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company, any Company Subsidiary or, to the knowledge of the Company, any Company Joint Venture or any of their respective properties, rights or assets or any of their respective officers or directors in such capacity before, and (b) there are no orders, judgments or decrees of, any Relevant Authority to which the Company, any Company Subsidiary or, to the knowledge of the Company, any Company Joint Venture is a party or any of their respective properties, rights or assets is subject, which, in the case of clause (a) or (b), have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Information Supplied.

(a) The information relating to the Company and the Company Subsidiaries to be contained in the proxy statement relating to the matters to be submitted to the shareholders of the Company at the Company Special Meeting and the shareholders of Parent at the Parent Special Meeting (such joint proxy materials, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), the registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus will form a part) with respect to the issuance of Parent Shares in the Merger (the “Form S-4”) and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act and the Irish Takeover Rules in each case in connection with the Merger will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the shareholders of the Company and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Company Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the shareholders of Parent) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. If an Irish Prospectus is required under Irish Prospectus Law, the information relating to the Company and its Subsidiaries to be contained in the Irish Prospectus will not, on the date the Irish Prospectus is first made available to the public in accordance with the Irish Prospectus Regulations, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 3.13(a), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus, the Form S-4 or (if applicable) the Irish Prospectus which were not supplied by or on behalf of the Company.

(b) The information relating to Spinco, the Spinco Business and the proposed spin off of the Spinco Business (the “Spin Off”) to be contained in the draft registration statement on Form 10 relating to the Spin Off (the “Form 10”) and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act in connection with the Spin Off will not, at the time the Form 10 is filed and declared effective under the Exchange Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. As of the Closing, the Form 10 shall be complete in such a manner (other than with respect to the approval of the Spin Off by the Board of Directors of Parent, the setting of a record date, the distribution date and the distribution ratio for the Spin Off and the execution of the agreements related to the Spin Off and related matters) that Spinco shall be in a position to request acceleration of the effectiveness of the Form 10 under the Exchange Act on the business day following approval of the Spin Off by the Board of Directors of Parent.

Section 3.14 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns that are required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (taking into account any extensions of time within which to file), and all such Tax Returns are true, correct and complete;

(b) The Company and the Company Subsidiaries have, within the time and manner prescribed by applicable Law, paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or other third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

(c) All Taxes due and payable by the Company or any of the Company Subsidiaries have been adequately provided for, in accordance with GAAP, in the financial statements of the Company and its Subsidiaries for all periods ending on or before the date of such financial statements;

(d) During the last three (3) years, no claim has been made in writing by a Tax authority in a jurisdiction where any of the Company or any of the Company Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;

(e) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law);

(f) Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(g) There are no Liens for Taxes upon any property or assets of the Company or the Company Subsidiaries, except for Company Permitted Liens;

(h) No Tax authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in excess of $50,000,000 in connection with an audit or other administrative or court proceeding involving Taxes of the Company or the Company Subsidiaries; and

(i) Neither the Company nor any Company Subsidiary is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than (x) an agreement or arrangement solely among the Company and/or the Company Subsidiaries or (y) customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

Except insofar as Section 3.10 and Section 3.11 relate to Taxes, this Section 3.14 represents the sole and exclusive representations and warranties of the Company and the Company Subsidiaries regarding Tax matters.

Section 3.15 Labor Matters.

(a) The Company and the Company Subsidiaries are in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including but not limited to the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no unfair labor practice charge pending or, to the knowledge of the Company, threatened which if determined adversely to the Company or any of its Subsidiaries would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to a pending or, to the knowledge of the Company, threatened, labor dispute, strike, slowdown, walkout or work stoppage, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor has the Company or any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage in the past three (3) years. Other than the agreements with labor organizations the Company or the Company Subsidiaries is a party to as of the date hereof, to the knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries, or to compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization presently being made or threatened, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as required by applicable Law, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any of its Subsidiaries, except for where the failure to obtain any such consent or make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted; (b) the Company and/or a Company Subsidiary has good, valid and properly recorded, as applicable, title to all Intellectual Property owned by the Company or the Company Subsidiaries, free and clear of all Liens, other than Company Permitted Liens, and the Company and/or a Company Subsidiary is or are the sole and exclusive owner or owners thereof; (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company or the Company Subsidiaries by any Person alleging infringement, misappropriation or other violation by the Company or the Company Subsidiaries of such Person’s Intellectual Property, or challenging the scope, validity, ownership or enforceability of any Intellectual Property owned by or, to the knowledge of the Company, to which exclusive rights are granted to the Company or the Company Subsidiaries; (d) to the knowledge of the Company, the conduct of the businesses of the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person; and (e) neither the Company nor any Company Subsidiary has made or threatened any claim of, and to the Company’s knowledge there is no, misappropriation, violation or infringement by others of the Company’s or any Company Subsidiary’s rights to or in connection with any Intellectual Property used in their respective businesses. The Company and the Company Subsidiaries take reasonable measures to protect the confidentiality of material trade secrets and other material confidential information, and to the knowledge of the Company, there has been no disclosure of any such trade secrets or confidential information of the Company or any of the Company Subsidiaries to any Person, in each case, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Real Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary has good and valid title to all of the real properties and assets reflected in the Company’s consolidated balance sheet as of September 30, 2015 included in the Company SEC Documents filed on or prior to the date hereof (collectively, with respect to real property, the “Company Owned Real Property”) or acquired after the date thereof that are material to the Company’s business, on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than any such Lien (i) for governmental assessments, charges, claims of payment or other Taxes not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) which is disclosed on the Company’s consolidated balance sheet (or the notes thereto) as of September 30, 2015 included in the Company SEC Documents filed on or prior to the date hereof or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since September 30, 2015, (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used or (vi) in the case of any Company Joint Venture, imposed by its organizational documents or joint venture Contract (any such Lien described in any of clauses (i) through (vi), a “Company Permitted Lien”). As of the date hereof, neither the Company nor any Company Subsidiary has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement under which the Company or any of the Company Subsidiaries uses or occupies, or has the right to use or occupy, any material real property at which the material operations of the Company and the Company Subsidiaries are conducted (collectively, with respect to real property, the “Company Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the lessor or sublessor thereunder exists with respect to any Company Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Company Leased Real Property, free and clear of all Liens, except for the Company Permitted Liens. As of the date hereof, neither the Company nor any Company Subsidiary has received notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except any such proceeding which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18 Opinion of Financial Advisors. The Company Board of Directors has received an opinion from each of Centerview Partners LLC and Barclays Capital Inc., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth in such opinion, the aggregate Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Shares (other than the Company, Parent, their Affiliates and the Company Shares underlying Company Restricted Stock Awards).

Section 3.19 Required Vote of Company Shareholders. The Company Shareholder Approval is the only vote of holders of securities of the Company required to consummate the Transactions.

Section 3.20 Material Contracts.

(a) Except for this Agreement or any Contracts filed as exhibits to the Company SEC Documents, Section 3.20(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.20(a) under which the Company or the Company Subsidiaries have any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.20(a), other than the Company Benefit Plans, whether or not set forth in Section 3.20(a) of the Company Disclosure Letter, being referred to herein as “Company Material Contracts”):

(i) any partnership, joint venture, strategic alliance or similar Contract which is material to the Company and its Subsidiaries, taken as a whole;

(ii) any Contract that prohibits in any material respect the Company or any of its Affiliates from competing in any line of business or in any geographic area, or with any Person, including any Contract that requires the Company or any of its Affiliates to work exclusively with any Person in any geographic region, in each case which Contract is material to the Company and its Subsidiaries, taken as a whole;

(iii) each acquisition or divestiture Contract that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $50,000,000 in the twelve (12) month period following the date of this Agreement;

(iv) each Contract relating to outstanding Indebtedness of the Company or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $250,000,000, other than (x) Contracts solely among the Company and/or any wholly owned Company Subsidiaries or (y) Contracts relating to any guarantee of performance or performance bond (whether or not drawn);

(v) each Contract between the Company, on the one hand, and any officer, director or affiliate (other than a Company Subsidiary or a Company Joint Venture) of the Company or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company has an obligation to indemnify such officer, director, affiliate or family member (other than a Company Benefit Plan);

(vi) any Contract involving the settlement of any claims, actions, suits or proceedings or threatened claims, actions, suits or proceedings (or series of related claims, actions, suits or proceedings) which involve payments after the date hereof of consideration in excess of $15,000,000;

(vii) any Contract with any Relevant Authority that is material to the Company and its Subsidiaries, taken as a whole;

(viii) any Contract that limits or otherwise restricts the ability of the Company or any wholly owned Company Subsidiary to pay material dividends or make material distributions to its shareholders or equityholders; and

(ix) any Contract not otherwise described in any other subsection of this Section 3.20(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Except as described in Section 3.20(b) of the Company Disclosure Letter, the Company has provided to Parent prior to the date of this Agreement, a true and complete copy of each Company Material Contract as in effect on the date of this Agreement. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

Section 3.21 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, material insurance policies and contracts (or replacements thereof) of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 Finders or Brokers. Except as set forth in Section 3.22 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23 FCPA, Anti-Corruption, Sanctions and Export Controls. Except for those matters which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in material liability to the Company, any of the Company Subsidiaries or any Company Joint Venture:

(a) neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any Company Joint Venture, nor any director, manager or employee of the Company, any Company Subsidiary or, to the knowledge of the Company, any Company Joint Venture, has in the last five (5) years, in connection with the business of the Company, any Company Subsidiary or any Company Joint Venture, itself or, to the Company’s knowledge, any of its agents, representatives, sales intermediaries or any other third party, in each case, acting on behalf of the Company, any Company Subsidiary or any Company Joint Venture, taken any action in violation of applicable Bribery Legislation, including the FCPA and, since July 1, 2011 only, the Bribery Act;

(b) neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any Company Joint Venture, nor any director, manager or employee of the Company, any Company Subsidiary or, to the knowledge of the Company, any Company Joint Venture, are, or in the last five (5) years have been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving the Company, any Company Subsidiary or any Company Joint Venture, in any way relating to applicable Bribery Legislation, including the FCPA and, since July 1, 2011 only, the Bribery Act;

(c) the Company, the Company Subsidiaries and, to the knowledge of the Company, the Company Joint Ventures, and, to the knowledge of the Company, all of their respective agents, representatives, sales intermediaries or any other third party, in each case, acting on behalf of the Company, any Company Subsidiary or any Company Joint Venture, are in compliance with, and have at all times during the last five (5) years conducted their global trade transactions in accordance with, all applicable Global Trade Laws;

(d) the Company, every Company Subsidiary and, to the knowledge of the Company, every Company Joint Venture have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, every Company Subsidiary and every Company Joint Venture, as required by the FCPA in all material respects; and

(e) the Company, every Company Subsidiary and, to the knowledge of the Company, every Company Joint Venture have instituted policies and procedures reasonably designed to ensure compliance with the FCPA, the Bribery Act and other applicable Bribery Legislation and Global Trade Laws and maintain such policies and procedures in force.

Section 3.24 Takeover Statutes; No Rights Agreement. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Articles is, or at the Effective Time will be, applicable to Parent, Merger Sub, any of their respective Subsidiaries or the Merger.

Section 3.25 No Other Representations. Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Merger pursuant to Section 7.2, Parent acknowledges that neither the Company nor any Representative of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed or furnished with the SEC since September 30, 2013 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly and severally represent and warrant to the Company as set forth below.

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent, Merger Sub and each Parent Subsidiary is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except (other than with respect to Parent’s due organization and valid existence) where the failure to be so organized, validly existing, qualified or in good standing (with respect to jurisdictions that recognize such concept), or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Parent (the “Parent Memorandum and Articles of Association”), as amended to the date hereof, and has made available to the Company, prior to the date of this Agreement, complete and accurate copies of the articles of organization and operating agreement of Merger Sub. The Parent Memorandum and Articles of Association are in full force and effect and Parent is not in violation of the Parent Memorandum and Articles of Association, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The articles of organization of Merger Sub are in full force and effect and Merger Sub is not in violation of the articles of organization of Merger Sub, except for such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, each Parent Joint Venture is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing (with respect to jurisdictions that recognize such concept), or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Parent and, to the knowledge of Parent, each Parent Joint Venture (to the extent such shares of capital stock or other equity interests are held by Parent or one of its Subsidiaries) have been validly issued and are fully paid and nonassessable.

Section 4.2 Share Capital.

(a) The authorized capital of Parent consists of 1,000,000,000 ordinary shares, par value $0.01 per share (the “Parent Shares”), 100,000,000 preferred shares, par value $0.01 per share (“Parent Preferred Shares”) and 40,000 ordinary A shares of €1.00 each (“Parent Euro-Denominated Shares”). As of January 20, 2016 (the “Parent Capitalization Date”), (i) (A) 424,230,180 Parent Shares were issued and outstanding, (B) no Parent Preferred Shares were issued and outstanding and (C) no Parent Euro-Denominated Shares were issued or outstanding, (ii) (A) 387,855 Parent Shares were held in treasury and (B) no Parent Shares were held by Parent Subsidiaries, (iii) 14,534,173 Parent Shares were reserved for issuance upon the exercise of outstanding Parent Share Options granted under Parent Equity Plans, (iv) 1,544,361 Parent Shares were underlying outstanding Parent RSU Awards granted under Parent Equity Plans, (v) 77,419 Parent Shares were underlying outstanding Parent DSU Awards granted under Parent Equity Plans and (vi) 1,628,296 Parent Shares were underlying outstanding Parent PSU Awards (assuming applicable performance criteria are satisfied at target levels). All the outstanding Parent Shares are, and all Parent Shares reserved for issuance as noted above or contemplated to be issued in the Merger shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b) All issued and outstanding shares of capital of, or other equity interests in, each Significant Subsidiary of Parent and each Parent Joint Venture (to the extent such shares of capital stock or other equity interests are held by Parent or one of its Subsidiaries) are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

(c) Except as set forth in Section 4.2(a), as of the date hereof: (i) there are no outstanding shares of capital or other equity interests or voting securities of Parent other than Parent Shares that have become outstanding after the Parent Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a), (ii) there are no outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of Parent or any of its Subsidiaries from Parent or any of the Parent Subsidiaries (other than under the Parent Equity Plans) and (iii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments to which Parent or any of the Parent Subsidiaries is a party obligating Parent or any of the Parent Subsidiaries to: (A) issue, transfer or sell any shares in its capital or other equity interests of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Subsidiary of Parent); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares of its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned by Parent and/or one or more of the Parent Subsidiaries.

(d) Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Parent Shares on any matter.

(e) There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the shares of capital or other equity interest of Parent or any Parent Subsidiary.

(f) Section 4.2(f) of the Parent Disclosure Letter sets forth a true and complete list, as of the Parent Capitalization Date, of (i) each Parent Equity Award, (ii) the name of the Parent Equity Award holder, (iii) the number of Parent Shares underlying each Parent Equity Award, (iv) the date on which the Parent Equity Award was granted, (v) the Parent Equity Plan under which the Parent Equity Award was granted, (vi) the exercise price of each Parent Equity Award, if applicable, and (vii) the expiration date of each Parent Equity Award, if applicable. From the Parent Capitalization Date through the date of this Agreement, Parent has not granted, entered into an agreement to grant, or otherwise committed to grant any Parent Equity Awards or other equity or equity-based awards that may be settled in Parent Shares.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent and Merger Sub have all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and, subject (in the case of Parent) to the receipt of the Parent Shareholder Required Approvals, to perform its obligations hereunder and to consummate the Transactions, including the issuance of Parent Shares in connection with the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board of Directors and the sole member of Merger Sub and (except for (i) receipt of the Parent Shareholder Required Approvals and (ii) the filing of the Articles of Merger with the WDFI) no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Parent Board of Directors has (A) resolved that this Agreement and the Transactions, including the issuance of Parent Shares in connection with the Merger, are advisable and in the best interests of Parent and the shareholders of Parent, (B) adopted resolutions approving the execution of this Agreement and the consummation of the Transactions, including the Parent Share Issuance and the Parent Corporate Amendments, on the terms and subject to the conditions set forth herein, in accordance with the requirements of Irish law, and (C) adopted a resolution to make, subject to Section 5.4, the Parent Board Recommendation. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with (i) the provisions of the WBCL and the WLLCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws, (vi) the requirement to file the Articles of Merger with the WDFI, (vii) any applicable requirements of the NYSE, (viii) the Irish Takeover

Rules, (ix) Irish Prospectus Law and (x) the matters set forth in Section 4.3(b) of the Parent Disclosure Letter, no authorization, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise right or license binding upon Parent, any of the Parent Subsidiaries or, to the knowledge of Parent, any Parent Joint Venture or result in the creation of any Liens or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of Parent, any Parent Subsidiary or, to the knowledge of Parent, any Parent Joint Venture , other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Memorandum and Articles of Association or any of the organizational documents of any Parent Subsidiary or, to the knowledge of Parent, any Parent Joint Venture or (iii) conflict with or violate any Laws applicable to Parent, any of the Parent Subsidiaries, to the knowledge of Parent, any Parent Joint Venture or any of their respective properties or assets, other than, in the case of clauses (i), (ii) (with respect to the Parent Joint Ventures and the Parent Subsidiaries that are not Significant Subsidiaries only) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Since September 30, 2013, Parent and each of its and its Subsidiaries’ predecessor entities (each such entity, a “Parent Predecessor Entity”), have filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished by Parent or any Parent Predecessor Entity with the SEC (collectively with respect to all such entities, the “Parent SEC Documents”) and have filed prior to the date hereof all returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of such party with the Registrar of Companies in Ireland. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is, or at any time since September 30, 2013 has been, subject to the periodic reporting requirements under the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of Parent or the relevant filer of Parent, a Parent Subsidiary or the Parent Predecessor Entity when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of such Person and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to Parent’s knowledge, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

Section 4.5 Internal Controls and Procedures.

(a) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s internal controls over financial reporting are effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP and include policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.

(b) Since September 30, 2013, none of Parent, Parent’s independent accountants, the Parent Board of Directors or its audit committee has received any oral or written notification of any (i) significant deficiency or material weakness in the design or operation of internal controls over financial reporting that is reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information or (ii) fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, in each case that has not been appropriately and adequately remedied by Parent.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in Parent’s audited consolidated balance sheet (or the notes thereto) as of September 25, 2015 included in the Parent SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since September 25, 2015 and (c) as expressly permitted or contemplated by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary or any Parent Predecessor Entity is, or since September 30, 2013 has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.7 Compliance with Laws; Permits.

(a) Parent, the Parent Subsidiaries and, to the knowledge of Parent, the Parent Joint Ventures are now and have since September 27, 2013 been in compliance with, and are not and have not since September 27, 2013 been in default under or in violation of any Laws applicable to Parent, the Parent Subsidiaries or, to the knowledge of Parent, the Parent Joint Ventures, or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent, the Parent Subsidiaries and, to the knowledge of Parent, the Parent Joint Ventures are in possession of all franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and orders of any Relevant Authority, and all rights under any Contract with any Relevant Authority, necessary for Parent, the Parent Subsidiaries and the Parent Joint Ventures to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, the Parent Subsidiaries and, to the knowledge of Parent, the Parent Joint Ventures and their respective businesses as being conducted are in compliance with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 4.7, no representation or warranty shall be deemed to be made in this Section 4.7 in respect of the matters referenced in Section 4.23 or in respect of Tax matters.

Section 4.8 Environmental Laws and Regulations. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and its Subsidiaries (and, to the knowledge of Parent, its former Subsidiaries and the Parent Joint Ventures) are now and have been since September 30, 2013 in compliance with all, and have not since September 30, 2013 violated any, applicable Environmental Laws; (b) to the knowledge of Parent, no property currently or formerly owned, leased or operated by Parent, any of its Subsidiaries, any of its former Subsidiaries or any Parent Joint Venture (including soils, groundwater, surface water, buildings or other structures), or any other location currently or formerly used by Parent, any Parent Subsidiary or any former Parent Subsidiary, is contaminated with any Hazardous Substance in a manner that would be reasonably likely to be required to be Remediated or Removed, that is in violation of any Environmental Law, or that would be reasonably likely to give rise to any Environmental Liability, in any case by or affecting Parent or any Parent Subsidiary; (c) neither Parent nor any of its Subsidiaries (or, to the knowledge of Parent, any of its former Subsidiaries or any Parent Joint Venture) has received since September 30, 2013 any written notice, demand letter, claim or request for information alleging that Parent or any of its Subsidiaries (or, to the knowledge of Parent, any of its former Subsidiaries or any Parent Joint Venture) may be in violation of any Environmental Law or subject to any Environmental Liability or are allegedly subject to any Removal, Remedial or Response actions; (d) neither Parent nor any of its Subsidiaries (or, to the knowledge of Parent, any of its former Subsidiaries or any Parent Joint Venture) is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning any Environmental Liability or otherwise relating to any Hazardous Substance; (e) Parent, each Parent Subsidiary and, to the knowledge of Parent as of the date of this Agreement, each Parent Joint Venture has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted and all such Environmental Permits are in good standing and, to the knowledge of Parent, there is no reasonable basis for any revocation, non-renewal, or adverse modification of any such Environmental Permit; and (f) to the knowledge of Parent, there are no other facts, activities, circumstances or conditions in existence, including the transportation or arrangement for the treatment, storage, handling, disposal or transportation of any Hazardous Substance at or to any off-site location, that have resulted in, or would be reasonably expected to result in, Parent or any Parent Subsidiary incurring any Environmental Liability.

Section 4.9 Additional Asbestos Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending claims, actions, suits or proceedings and, to the knowledge of the Parent, no Person has threatened to commence any claim, action, suit or proceeding against Parent, any Parent Subsidiary or, to the knowledge of Parent, any Parent Joint Venture alleging exposure to asbestos or asbestos-containing products or materials and, to the knowledge of Parent, there are no facts, events or circumstances that would reasonably be expected to result in any such claim, action, suit or proceeding; and (b) to the knowledge of Parent, neither Parent, any Parent Subsidiary nor any Parent Joint Venture has assumed or retained, either contractually or by operation of Law, any obligations relating to asbestos or any claim, action, suit or proceeding alleging exposure to asbestos that could reasonably be expected to adversely affect Parent, the Parent Subsidiaries or the Parent Joint Ventures.

Section 4.10 Employee Benefit Plans.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of the Parent Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) no Parent Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by COBRA or comparable U.S. state or foreign law or (B) severance arrangements providing such benefits for a period not in excess of three (3) years following termination of employment; (iii) no liability under Title IV of ERISA has been incurred by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Parent, any of its Subsidiaries or any of their respective ERISA Affiliates to incur a liability thereunder; (iv) no Withdrawal Liability imposed on Parent or any of its ERISA Affiliates is unsatisfied, and, to the knowledge of Parent, no Multiemployer Plan to which Parent, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or is required to contribute has been terminated or is “insolvent” (within the meaning of Section 4245 of ERISA); (v) all contributions or other amounts payable by Parent or its Subsidiaries pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP or applicable international accounting standards; (vi) neither Parent nor any of its Subsidiaries has engaged in a transaction in connection with which Parent or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; and (vii) there are no pending, or to the knowledge of Parent, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code (i) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (ii) has received a favorable determination letter or opinion letter as to its qualification.

(c) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Parent or any of its Subsidiaries under any Parent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits. No Parent Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Benefit Plan which is subject to any Law other than U.S. federal, state or local Law (“Parent Foreign Plan”) has been administered in compliance in all respects with its terms and operated in compliance in all respects with applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Foreign Plan required to be registered or approved by a non-U.S. Relevant Authority has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Parent Foreign Plan that could reasonably be expected to affect any such approval relating thereto, and neither Parent nor any of the Parent Subsidiaries has incurred any liability in connection with the termination of, or withdrawal from, any Parent Foreign Plan that is a defined benefit pension plan.

Section 4.11 Absence of Certain Changes or Events. Since September 30, 2015 through the date of this Agreement, other than with respect to the Transactions, the businesses of Parent and the Parent Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since September 30, 2015, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. From September 30, 2015 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that would constitute a breach of clauses (vi), (xi), (xii), (xiii) or (xiv) of Section 5.2(b) had such action been taken after the execution of this Agreement.

Section 4.12 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Relevant Authority with respect to Parent, any Parent Subsidiary, to the knowledge of Parent, any Parent Joint Venture, or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against Parent, any Parent Subsidiary, to the knowledge of Parent, any Parent Joint Venture, or any of their respective properties, rights or assets or any of their respective officers or directors in such capacity before, and there are no orders, judgments or decrees of, any Relevant Authority to which Parent, any of its Subsidiaries or, to the knowledge of Parent, any Parent Joint Venture, is a party or any of their respective properties, rights or assets is subject, which, in the case of clause (a) or (b), have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.13 Information Supplied. The information relating to Parent and the Parent Subsidiaries to be contained in the Joint Proxy Statement/Prospectus, the Form S-4 and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act and the Irish Takeover Rules in each case in connection with the Transactions will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto)is first mailed to the shareholders of Parent and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Parent Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the shareholders of the Company) and any related documents and the Form S-4 will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. If an Irish Prospectus is required under Irish Prospectus Law, the information relating to the Parent and the Parent Subsidiaries to be contained in the Irish Prospectus will not, on the date the Irish Prospectus is first made available to the public in accordance with the Irish Prospectus Regulations, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.13, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus, the Form S-4 or (if applicable) the Irish Prospectus which were not supplied by or on behalf of Parent.

Section 4.14 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) All Tax Returns that are required to be filed by or with respect to the Parent or any of the Parent Subsidiaries have been timely filed (taking into account any extensions of time within which to file), and all such Tax Returns are true, correct and complete;

(b) Parent and the Parent Subsidiaries have, within the time and manner prescribed by applicable Law, paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or other third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and the Parent Subsidiaries;

(c) All Taxes due and payable by Parent or any of the Parent Subsidiaries have been adequately provided for, in accordance with GAAP, in the financial statements of Parent and the Parent Subsidiaries for all periods ending on or before the date of such financial statements;

(d) During the last three (3) years, no claim has been made in writing by a Tax authority in a jurisdiction where any of Parent or any of the Parent Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;

(e) Neither Parent nor any Parent Subsidiary has been a party to a “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law);

(f) Neither Parent nor any Parent Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(g) There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Parent Permitted Liens;

(h) No Tax authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in excess of $33,333,333 in connection with an audit or other administrative or court proceeding involving Taxes of Parent or the Parent Subsidiaries;

(i) Neither Parent nor any Parent Subsidiary is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than (x) an agreement or arrangement solely among Parent and/or the Parent Subsidiaries or (y) customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes), or has any liability for Taxes of any Person (other than Parent or any of the Parent Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise; and

(j) Parent is, and at all times since its formation has been, properly treated as a foreign corporation for U.S. federal income Tax purposes, without giving effect to the Merger and without giving effect to any change in or issuance of applicable Law that occurs after the date of this Agreement.

Except insofar as Section 4.10 and Section 4.11 relate to Taxes, this Section 4.14 represents the sole and exclusive representations and warranties of Parent and the Parent Subsidiaries regarding Tax matters.

Section 4.15 Labor Matters.

(a) Parent and the Parent Subsidiaries are in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including but not limited to the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) There is no unfair labor practice charge pending or, to the knowledge of Parent, threatened which if determined adversely to Parent or any of its Subsidiaries would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to a pending or, to the knowledge of Parent, threatened, labor dispute, strike, slowdown, walkout or work stoppage, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor has Parent nor any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage in the past three (3) years. Other than the agreements with labor organizations Parent is a party to as of the date hereof, to the knowledge of Parent, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Parent or any of its Subsidiaries or to compel Parent or any of its Subsidiaries to bargain with any such labor union, works council or labor organization presently being made or threatened, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of its Subsidiaries, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as required by applicable Law, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any of its Subsidiaries, except for where the failure to obtain any such consent or make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (a) either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted; (b) Parent and/or a Parent Subsidiary has good, valid and properly recorded, as applicable, title to all Intellectual Property owned by Parent or the Parent Subsidiaries, free and clear of all Liens, other than Parent Permitted Liens, and Parent and/or a Parent Subsidiary is or are the sole and exclusive owner or owners thereof; (c) there are no pending or, to the knowledge of Parent, threatened claims against Parent or the Parent Subsidiaries by any Person alleging infringement, misappropriation or other violation by Parent or the Parent Subsidiaries of such Person’s Intellectual Property, or challenging the scope, validity, ownership or enforceability of any Intellectual Property owned by or, to the knowledge of Parent, to which exclusive rights are granted to Parent or any of the Parent Subsidiaries; (d) to the knowledge of Parent, the conduct of the businesses of Parent and the Parent Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person; and (e) neither Parent nor any Parent Subsidiary has made or threatened any claim of, and to Parent’s knowledge there is no, misappropriation, violation or infringement by others of Parent’s or any Parent Subsidiary’s rights to or in connection with any Intellectual Property used in their respective businesses. Parent and the Parent Subsidiaries take reasonable measures to protect the confidentiality of material trade secrets and other material confidential information, and to the knowledge of Parent, there has been no disclosure of any such trade secrets or confidential information of Parent or any of the Parent Subsidiaries to any Person, in each case, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.17 Real Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary has good and valid title to all of the real properties and assets reflected in Parent’s consolidated balance sheet as of September 25, 2015 included in the Parent SEC Documents filed on or prior to the date hereof (collectively, with respect to real property, the “Parent Owned Real Property”) or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than any such Lien (i) for governmental assessments, charges or claims of payment or other Taxes not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) which is disclosed on Parent’s consolidated balance sheet (or the notes thereto) as of September 25, 2015 included in the Parent SEC Documents filed on or prior to the date hereof or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since September 25, 2015, (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used, or (vi) in the case of any Parent Joint Venture, imposed by its organizational documents or joint venture Contract (any such Lien described in any of clauses (i) through (vi), a “Parent Permitted Lien”). As of the date hereof, neither Parent nor any Parent Subsidiary has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease and other agreement under which Parent or any of the Parent Subsidiaries uses or occupies, or has the right to use or occupy, any material real property at which the material operations of Parent and the Parent Subsidiaries are conducted (collectively, with respect to real property, the “Parent Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the lessor or sublessor thereunder exists with respect to any Parent Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens. As of the date hereof, neither Parent nor any Parent Subsidiary has received notice of any pending, and, to the knowledge of Parent, there is no threatened, condemnation proceeding with respect to any Parent Leased Real Property, except any such proceeding which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.18 Opinion of Financial Advisors. The Parent Board of Directors has received an opinion of Lazard Frères & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth in the opinion, the Share Consolidation Ratio (after giving effect to the Merger and taking into account the Merger Consideration) is fair, from a financial point of view, to the shareholders of Parent (other than the Company and its Affiliates).

Section 4.19 Required Vote of Parent Shareholders. The Parent Shareholder Required Approvals are the only votes of holders of securities of Parent required to consummate the Transactions.

Section 4.20 Material Contracts.

(a) Except for this Agreement or any Contracts filed as exhibits to the Parent SEC Documents, Section 4.20(a) of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.20(a) under which Parent or any Parent Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.20(a), other than the Parent Benefit Plans, whether or not set forth in Section 4.20(a) of the Parent Disclosure Letter, being referred to herein as “Parent Material Contracts”):

(i) any partnership, joint venture, strategic alliance or similar Contract which is material to Parent and its Subsidiaries, taken as a whole;

(ii) any Contract that prohibits in any material respect Parent or any of its Affiliates from competing in any line of business or in any geographic area, or with any Person, including any Contract that requires Parent or any of its Affiliates to work exclusively with any Person in any geographic region, in each case which Contract is material to Parent and its Affiliates, taken as a whole;

(iii) each acquisition or divestiture Contract that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $30,000,000 in the twelve (12) month period following the date of this Agreement;

(iv) each Contract relating to outstanding Indebtedness of Parent or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $125,000,000, other than (x) Contracts solely among Parent and/or any wholly owned Parent Subsidiaries or (y) Contracts relating to any guarantee of performance or performance bond (whether or not drawn);

(v) each Contract between Parent, on the one hand, and any officer, director or affiliate (other than a Parent Subsidiary or a Parent Joint Venture) of Parent or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Parent has an obligation to indemnify such officer, director, affiliate or family member (other than a Parent Benefit Plan);

(vi) any Contract involving the settlement of any claims, actions, suits or proceedings or threatened claims, actions, suits or proceedings (or series of related claims, actions, suits or proceedings) which involve payments after the date hereof of consideration in excess of $10,000,000;

(vii) any Contract with any Relevant Authority that is material to Parent and its Subsidiaries, taken as a whole;

(viii) any Contract that limits or otherwise restricts the ability of Parent or any wholly owned Parent Subsidiary to pay material dividends or make material distributions to its shareholders or equityholders; and

(ix) any Contract not otherwise described in any other subsection of this Section 4.20(a) that would be required to be filed by Parent as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Except as described in Section 4.20(b) of the Parent Disclosure Letter, Parent has provided to the Company prior to the date of this Agreement, a true and complete copy of each Parent Material Contract as in effect on the date of this Agreement. Neither Parent nor any Parent Subsidiary is in breach of or default under the terms of any Parent Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is a valid and binding obligation of Parent or the Parent Subsidiary which is party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

Section 4.21 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all current, material insurance policies and contracts (or replacements thereof) of Parent and the Parent Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Parent nor any Parent Subsidiary has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.22 Finders or Brokers. Except as set forth in Section 4.22 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.23 FCPA, Anti-Corruption, Sanctions and Export Controls. Except for those matters which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in material liability to Parent, any of the Parent Subsidiaries or any Parent Joint Venture:

(a) neither Parent, any Parent Subsidiary, any Parent Predecessor Entity nor, to the knowledge of Parent, any Parent Joint Venture, nor any director, manager or employee of Parent, any Parent Subsidiary, any Parent Predecessor Entity or, to the knowledge of Parent, any Parent Joint Venture, has in the last five (5) years, in connection with the business of Parent, any Parent Subsidiary, any Parent Predecessor Entity or any Parent Joint Venture, itself or, to Parent’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Parent, any Parent Subsidiary, any Parent Predecessor Entity or any Parent Joint Venture, taken any action in violation of applicable Bribery Legislation, including the FCPA and, since July 1, 2011 only, the Bribery Act;

(b) neither Parent, any Parent Subsidiary, any Parent Predecessor Entity nor, to the knowledge of Parent, any Parent Joint Venture, nor any director, manager or employee of Parent, any Parent Subsidiary, any Parent Predecessor Entity or, to the knowledge of Parent, any Parent Joint Venture, are, or in the last five (5) years have been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving Parent, any Parent Subsidiary, any Parent Predecessor Entity or any Parent Joint Venture in any way relating to applicable Bribery Legislation, including the FCPA, and since July 1, 2011 only, the Bribery Act;

(c) Parent, the Parent Subsidiaries and, to the knowledge of Parent, the Parent Joint Ventures, and, to the knowledge of Parent, all of their respective agents, representatives, sales intermediaries or any other third party, in each case, acting on behalf of Parent, any Parent Subsidiary or any Parent Joint Venture, are in compliance with, and have at all times during the last five (5) years conducted their global trade transactions in accordance with, all applicable Global Trade Laws;

(d) Parent, every Parent Subsidiary and, to the knowledge of Parent, every Parent Joint Venture have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent, every Parent Subsidiary and every Parent Joint Venture as required by the FCPA in all material respects; and

(e) Parent, every Parent Subsidiary and, to the knowledge of Parent, every Parent Joint Venture, have instituted policies and procedures reasonably designed to ensure compliance with the FCPA, the Bribery Act and other applicable Bribery Legislation and Global Trade Laws and maintain such policies and procedures in force.

Section 4.24 No Merger Sub Activity. Since the date of its organization, Merger Sub has not held any assets or engaged in any activities other than in connection with its formation, this Agreement or the consummation of the Transactions, including the Merger.

Section 4.25 Debt Financing.

(a) Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of executed commitment letters and any fee letters related thereto (together, and as the same may be amended as permitted by Section 6.16, the “Debt Commitment

Letters”) between TIFSA and the financial institutions identified therein (including any lenders who become party thereto by joinder, the “Lenders”) to provide, subject to the terms and conditions therein, debt financing to a TIFSA Subsidiary (“Borrower”) in the amounts set forth therein (collectively, as may be modified or replaced in accordance with Section 6.16, the “Debt Financing”). As of the date of this Agreement, (i) the Debt Commitment Letters have not been amended or modified (subject to any flex provisions in any fee letter referred to in the previous sentence), and no such amendment or modification is contemplated (except as expressly provided therein, in connection with the joinder of additional Lenders in connection with the syndication of the commitments therein), and (ii) the obligations and commitments contained in the Debt Commitment Letters have not been withdrawn, modified or rescinded in any respect. Parent and/or its Subsidiaries have fully paid (or are, substantially concurrently with the execution and delivery hereof, fully paying) any and all commitment fees or other fees required by the terms of the Debt Commitment Letters that are payable on or prior to the date hereof. As of the date hereof, each Debt Commitment Letter is (x) a valid and binding obligation of TIFSA and, to the knowledge of Parent, of each of the other parties thereto and (y) in full force and effect.

(b) As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of TIFSA or, to the knowledge of Parent, any other parties thereto, or any failure to satisfy a condition precedent, under the Debt Commitment Letters. As of the date of this Agreement, the Debt Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Borrower on the terms therein and all of the provisions that would permit the Lenders to reduce the total amount of the Debt Financing. As of the date of this Agreement, other than the Debt Commitment Letters, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding of the full amount of the Debt Financing.

Section 4.26 No Other Representations. Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent in connection with the Merger pursuant to Section 7.3, the Company acknowledges that neither Parent nor any Representative of Parent makes any other express or implied representation or warranty with respect to Parent or any of the Parent Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to its Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing.

(a) From and after the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Section 5.1 of the Company Disclosure Letter, or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business in all material respects; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.1(b).

(b) At all times from and after the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Section 5.1 of the Company Disclosure Letter, or as required to comply with any ruling received from, or agreement entered into with, any Tax authority (in each case, (x) prior to the date of this Agreement or (y) after the date of this Agreement in accordance with the terms of this Agreement), or any action necessary to resolve or settle any Tax audit, litigation or similar proceeding, or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) regular quarterly cash dividends on the Company Shares and Company Equity Awards of not more than $0.29 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date and (B) dividends and distributions paid or made on a pro rata basis by its Subsidiaries in the ordinary course of business;

(ii) shall not, and shall not permit any of its Subsidiaries to, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, in each case, except for any such transaction involving only the direct or indirect wholly owned Subsidiaries of the Company;

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, in each case, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iv) shall not, and shall not permit any of its Subsidiaries to, (A) grant any Company Equity Awards or any other equity-based awards (other than as permitted by Section 5.1 of the Company Disclosure Letter) or non-equity based long-term incentive awards, (B) increase the compensation, bonus or pension, welfare, severance or other benefits to be paid or provided to any employee of the Company or any of its Subsidiaries who is a party to an individual change of control employment agreement, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of the Company or any of its Subsidiaries, other than (1) employment agreements terminable on less than thirty (30) days’ notice without penalty or liability and (2) employment agreements with employees in non-U.S. jurisdictions, in the case of each of subclauses (1) and (2), entered into in the ordinary course of business and consistent with past practice and with applicable Law, (D) terminate the employment of any “executive officer”, within the meaning of Rule 3b-7 of the Exchange Act of the Company, other than for cause, (E) amend any performance targets with respect to any outstanding bonus or equity awards, (F) amend the funding obligation or contribution rate of any Company Benefit Plan or change any underlying assumptions used to calculate benefits payable under any Company Benefit Plan (except as may be required by GAAP or other applicable accounting standard), (G) establish, adopt, enter into, amend or terminate a Company Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, other than (1) amendments in the ordinary course of business consistent with past practice that neither contravene the other covenants set forth in this Section 5.1(b)(iv) nor materially increase the cost to the Company of maintaining such Company Benefit Plan or other plan, trust, fund, policy or arrangement) or (2) entering into third-party Contracts for the provision of services to such Company Benefit Plans, including benefit administration, or (H) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan, except, in the case of each of subclauses (A) through (H) of this Section 5.1(b)(iv), (x) in the ordinary course of business consistent with past practice, upon five (5) business days’ prior written notice to Parent, (y) as required by existing written agreements or Company Benefit Plans in effect as of the date of this Agreement, or (z) as otherwise required by applicable Law;

(v) shall not, and shall not permit any of its Subsidiaries to, hire any Person for position at a grade at 184 or above, other than (A) employees hired pursuant to offers of employment outstanding on the date hereof, (B) employees hired or promoted to fill open positions in the ordinary course of business consistent with past practice, or (C) for positions described on Section 5.1(b)(v) of the Company Disclosure Letter;

(vi) shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(vii) shall not, and shall not permit any of its Subsidiaries to, enter into agreements with respect to or consummate (other than pursuant to Contracts in effect as of the date hereof that have been previously disclosed to Parent prior to the date hereof), any acquisitions of an equity interest in or the assets of any Person or any business or division thereof (whether by merger, consolidation, business combination, joint venture or similar agreements), in each case, except (A) in respect of any transactions between or among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (B) for amounts (including assumption of liabilities) that do not exceed $350,000,000 individually or $700,000,000 in the aggregate, unless, in the case of each of subclauses (A) and (B), such transaction would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions;

(viii) shall not amend the Company Governing Documents, and shall not permit any of its Significant Subsidiaries to adopt any material amendments to its organizational documents;

(ix) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in the Company or any Company Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Benefit Plan outstanding on the date hereof and in accordance with their present terms), other than (A) issuances of Company Shares in respect of any exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or Company Deferred Awards outstanding on the date hereof and in accordance with their present terms or as may be permitted to be granted after the date hereof in accordance with the terms of this Agreement, (B) grants of Company Equity Awards or Company Deferred Awards, in each case, as may be permitted by Section 5.1(b)(iv)(A), (C) withholding of Company Shares to satisfy Tax obligations pertaining to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or Company Deferred Awards or to satisfy the exercise price with respect to Company Stock Options or to effectuate an optionee direction upon exercise, (D) stock fund transactions under Company Benefit Plans that are qualified or supplemental savings plans, (E) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and (F) issuances of Company Shares pursuant to the Company’s dividend reinvestment plan;

(x) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Company Shares tendered by holders of Company Equity Awards and Company Deferred Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (B) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (C) acquisitions or repurchases of Company Shares for an aggregate amount not to exceed $500,000,000 pursuant to (and within the limitations of) the Company’s previously announced share repurchase plan, whether pursuant to an accelerated share repurchase plan, a “10b5-1 plan”, other open market purchases or otherwise;

(xi) shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), including off-balance sheet arrangements, except for (A) any transactions among the Company and its wholly owned Subsidiaries, (B) guarantees of indebtedness for borrowed money of Company Subsidiaries or guarantees by Company Subsidiaries of indebtedness for borrowed money of the Company or any Company Subsidiary, which indebtedness is incurred in compliance with this Section 5.1(b)(xi), (C) issuances of commercial paper by the Company or any of its Subsidiaries backed by the existing credit facilities of the Company or the Company Subsidiaries as in effect on the date of this Agreement, (D) borrowings under existing credit facilities of the Company or its

Subsidiaries as in effect on the date of this Agreement solely to fund operating expenses in the ordinary course of business, (E) repayments of indebtedness at the stated maturity of such indebtedness and required amortization or mandatory prepayments, (F) indebtedness for borrowed money incurred to replace, renew, extend or refinance any existing indebtedness for borrowed money of the Company or any of its Subsidiaries, in each case in an amount not to exceed the amount of the indebtedness replaced, renewed, extended or refinanced (plus interest and premium, if any, thereon and the amount of reasonable refinancing fees and expenses incurred in connection therewith) and on terms that are no less favorable to the Company or such Subsidiary than the terms of the indebtedness replaced, renewed, extended or refinanced, (G) indebtedness incurred in connection with the Spin Off in an aggregate principal amount not to exceed the amount set forth in Section 5.7 of the Company Disclosure Letter, or (H) indebtedness for borrowed money not to exceed $250,000,000 in aggregate principal amount and with maturities of one hundred eighty (180) days or less that may be incurred or repaid by the Company or any of its Subsidiaries other than in accordance with subclauses (A) – (G), inclusive; provided that nothing contained in this Section 5.1(b)(xi) shall prohibit the Company and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business;

(xii) shall not, and shall not permit any of its Subsidiaries to, make any loans to any other Person involving in excess of $300,000,000 in the aggregate (including any loans to non-wholly owned Subsidiaries, joint ventures or third parties), of which no more than $100,000,000 may be made to third parties, except for loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; and

(xiii) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Company Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to Section 5.1(b)(xi) (other than sub-clause (G) thereof), but only to the extent such indebtedness is incurred to replace, renew, extend, refinance or refund any existing indebtedness currently subject to a Lien of no greater amount, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to Section 5.1(b)(xi)(G), (C) for (1) dispositions of inventory and obsolete equipment in the ordinary course of business and (2) sales of goods and services in the ordinary course of business, (D) for transactions involving less than $150,000,000 individually or $450,000,000 in the aggregate, (E) for non-exclusive licenses to contractors of the Company or its Subsidiaries for purposes of enabling such contractors to provide services to the Company or its Subsidiaries, as applicable, in the ordinary course of business, (F) for non-exclusive licenses of Intellectual Property in the ordinary course of business or (G) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(xiv) shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding (other than any claim, litigation, investigation, audit or other proceeding in respect of Taxes), in each case made or pending against the Company or any of its Subsidiaries or any of their officers and directors in their capacities as such, other than the compromise or settlement of any such material claim, litigation, investigation or proceeding that (1) is for an amount not to exceed for any such compromise or settlement $15,000,000 individually or $75,000,000 in the aggregate, (2) does not impose any injunctive relief on the Company or its Subsidiaries or otherwise encumber or restrict their operations, (3) does not include any admission of guilt or wrongdoing by the Company or its Subsidiaries and (4) if related to material Intellectual Property of the Company or its Subsidiaries, such compromise or settlement is made in the ordinary course of business and does not contain any admission of invalidity of any such material Intellectual Property or of the validity or infringement of any Intellectual Property of another Person that is material to the products or services of the Company or its Subsidiaries;

(xv) shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material method of accounting for Tax purposes or any annual Tax accounting period, file any material amended Tax Return, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except in the ordinary course of business), enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to a material amount of Taxes or surrender any right to claim a material amount of Tax refunds;

(xvi) shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure, or commit to do so, in excess of the amounts set forth in Section 5.1(b)(xvi) of the Company Disclosure Letter;

(xvii) except in the ordinary course of business or in connection with any matter to the extent specifically permitted by any other subclause of this Section 5.1(b) or by Section 5.1 of the Company Disclosure Letter (it being understood that the proviso at the end of Section 5.1(b)(xi) does not specifically permit any action otherwise prohibited by this Section 5.1(b)(xvii)), shall not, and shall not permit any of its Subsidiaries to, enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or materially modify, materially amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder;

(xviii) shall not, and shall not permit any of its Subsidiaries to, other than with respect to bona fide foreign exchange swaps, foreign exchange options and foreign exchange forwards in the ordinary course of business or in connection with indebtedness permitted by the other subclauses of this Section 5.1(b) or by Section 5.1 of the Company Disclosure Letter, enter into, amend or terminate, directly or indirectly, or take any action that has a similar effect with respect to, any interest rate, currency, commodity, equity, credit or other derivative or any other “Specified Transaction” (as defined in the 2002 ISDA Master Agreement);

(xix) shall not, and shall not permit any of its Subsidiaries to, (A) authorize, set a record date for or consummate the distribution of Spinco shares to the Company’s shareholders in connection with the Spin Off or (B) enter into the agreements related to the Spin Off that are filed or required to be filed as exhibits to the Form 10; and

(xx) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary, with respect to any Company Subsidiary that is not directly or indirectly wholly owned by the Company, the Company’s obligation under this Section 5.1 to take an action or not to take an action with respect to such Company Subsidiary shall only apply to the extent that the Company shall have the right to consent to such action pursuant to the organizational documents of such Company.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company Board of Directors and management of the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company and its Subsidiaries.

Section 5.2 Conduct of Business by Parent Pending the Closing.

(a) From and after the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Section 5.2 of the Parent Disclosure Letter, or with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business in all material respects; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.2(b).

(b) At all times from and after the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Section 5.2 of the Parent Disclosure Letter, or as required to fulfill its obligations under any Parent Tax Sharing Agreement or any ruling received from, or agreement entered into with, any Tax authority (in each case, (x) prior to the date of this Agreement or (y) after the date of this Agreement in accordance with the terms of this Agreement), or any action necessary to resolve or settle any Tax audit, litigation or similar proceeding, or with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Parent or its Subsidiaries), except (A) regular quarterly cash dividends on the Parent Shares and Parent Equity Awards of not more than $0.205 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date and (B) dividends and distributions paid or made on a pro rata basis by its Subsidiaries in the ordinary course of business;

(ii) shall not, and shall not permit any of its Subsidiaries to, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, in each case, except for any such transaction involving only the direct or indirect wholly owned Subsidiaries of Parent (other than Merger Sub);

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, in each case, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary of the Parent after consummation of such transaction;

(iv) shall not, and shall not permit any of its Subsidiaries to, (A) grant any Parent Equity Awards or any other equity-based awards (other than as permitted by Section 5.2 of the Parent Disclosure Letter) or non-equity based long-term incentive awards, (B) increase the compensation, bonus or pension, welfare, severance or other benefits to be paid or provided to any employee of Parent or any of its Subsidiaries who is a participant in the Change of Control Severance Plan for Certain U.S. Officers and Executives, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Parent or any of its Subsidiaries, other than (1) employment agreements terminable on less than thirty (30) days’ notice without penalty or liability and (2) employment agreements with employees in non-U.S. jurisdictions, in the case of each of subclauses (1) and (2), entered into in the ordinary course of business and consistent with past practice and applicable Law, (D) terminate the employment of any “executive officer”, within the meaning of Rule 3b-7 of the Exchange Act of Parent, other than for cause, (E) amend any performance targets with respect to any outstanding bonus or equity awards, (F) amend the funding obligation or contribution rate of any Parent Benefit Plan or change any underlying assumptions used to calculate benefits payable under any Parent Benefit Plan (except as may be required by GAAP or other applicable accounting standard), (G) establish, adopt, enter into, amend or terminate a Parent Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, other than (1) amendments in the ordinary course of business consistent with past practice that neither contravene the other covenants set forth in this Section 5.2(b)(iv) nor materially increase the cost to Parent of maintaining such Parent Benefit Plan or other plan, trust, fund, policy or arrangement) or (2) entering into third-party Contracts for the provision of services to such Parent Benefit Plans, including benefit administration, or (H) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Parent Benefit Plan, except, in the case of each of subclauses (A) through (H) of this Section 5.2(b)(iv), (x) in the ordinary course of business consistent with past practice, upon five (5) business days’ prior written notice to the Company, (y) as required by existing written agreements or Parent Benefit Plans in effect as of the date of this Agreement, or (z) as otherwise required by applicable Law;

(v) shall not, and shall not permit any of its Subsidiaries to, hire any officer, Band 1 executive or functional Band 2 executive or above, other than (A) employees hired pursuant to offers of employment outstanding on the date hereof, (B) employees hired or promoted to fill open positions in the ordinary course of business, consistent with past practice, or (C) for positions described on Section 5.2(b)(v) of the Parent Disclosure Letter;

(vi) shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(vii) shall not, and shall not permit any of its Subsidiaries to, enter into agreements with respect to or consummate (other than pursuant to Contracts in effect as of the date hereof that have been previously disclosed to the Company prior to the date hereof), any acquisitions of an equity interest in or the assets of any Person or any business or division thereof (whether by merger, consolidation, business combination, joint venture or similar agreements), in each case, except (A) in respect of any transactions between or among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, or (B) for amounts (including assumption of liabilities) that do not exceed $250,000,000 individually or $500,000,000 in the aggregate, unless, in the case of each of subclauses (A) and (B), such transaction would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions;

(viii) shall not amend the Parent Memorandum and Articles of Association (other than the Parent Governing Documents Amendment), and shall not permit any of its Significant Subsidiaries to adopt any material amendments to its organizational documents;

(ix) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Parent or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable Parent Equity Award under any existing Parent Equity Plan (except as otherwise provided by the express terms of any Parent Benefit Plan outstanding on the date hereof and in accordance with their present terms), other than (A) issuances of Parent Shares in respect of any exercise of Parent Share Options or the vesting or settlement of Parent Equity Awards outstanding on the date hereof and in accordance with their present terms or permitted to be granted after the date hereof in accordance with the terms of this Agreement, (B) grants of Parent Equity Awards, in each case, as may be permitted by Section 5.2(b)(iv)(A), (C) withholding of Parent Shares to satisfy Tax obligations pertaining to the exercise of Parent Share Options or the vesting or settlement of Parent Equity Awards or to satisfy the exercise price with respect to Parent Share Options or to effectuate an optionee direction upon exercise, (D) stock fund transactions under Parent Benefit Plans that are qualified or supplemental savings plans and (E) transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(x) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Parent Shares tendered by holders of Parent Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (B) transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(xi) shall not, and shall not permit any of its Subsidiaries to, (I) redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), including off-balance sheet arrangements, except for (A) any transactions among Parent and its wholly owned Subsidiaries, (B) guarantees of indebtedness for borrowed money of Parent Subsidiaries or guarantees by Parent Subsidiaries of indebtedness for borrowed money of Parent or any Parent Subsidiary, which indebtedness is incurred in compliance with this Section 5.2(b)(xi), (C) issuances of commercial paper by Parent or any of its Subsidiaries backed by the existing credit facilities of Parent or the Parent Subsidiaries as in effect on the date of this Agreement, (D) borrowings under existing credit facilities of Parent or its Subsidiaries as in effect on the date of this Agreement solely to fund operating expenses in the ordinary course of business, (E) repayments of indebtedness at the stated maturity of such indebtedness and required amortization or mandatory prepayments, (F) indebtedness for borrowed money incurred to replace, renew, extend or refinance any existing indebtedness for borrowed money of Parent or any of its Subsidiaries, in each case in an amount not to exceed the amount of the indebtedness replaced, renewed, extended or refinanced (plus interest and premium, if any, thereon and the amount of reasonable refinancing fees and expenses incurred in connection therewith) and on terms that are no less favorable to Parent or such Subsidiary than the terms of the indebtedness replaced, renewed, extended or refinanced, or (G) indebtedness for borrowed money not to exceed $100,000,000 in aggregate principal amount and with maturities of one hundred eighty (180) days or less that may be incurred or repaid by Parent or any of its Subsidiaries other than in accordance with subclauses (A) – (F), in each case of subclauses (B), (C), (F) and (G), that do not (1) require the Company or any of its Subsidiaries to guarantee, grant liens on their respective properties or assets or otherwise provide, directly or indirectly, credit or collateral support, whether prior to or after the Effective Time, for such indebtedness or securities (or rights to acquire such securities), or (2) contain any representations, warranties, covenants or events of default, or any other terms or conditions, in each case, that would apply, or would reasonably be expected to apply, to the Company, any of its Subsidiaries or any of their respective properties or assets, whether prior to or after the Effective Time; provided that nothing contained in this Section 5.2(b)(xi) shall prohibit Parent and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business, or (II) incur, assume, endorse, guarantee or otherwise become liable for any indebtedness or borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) that would (1) require the Company or any of its Subsidiaries to guarantee, grant liens on their respective properties or assets or otherwise provide, directly or indirectly, credit or collateral support, whether prior to or after the Effective Time, for such indebtedness or securities (or rights to acquire such securities), or (2) contain any representations, warranties, covenants or events of default, or any other terms or conditions, in each case, that would apply, or would reasonably be expected to apply, to the Company, any of its Subsidiaries or any of their respective properties or assets, whether prior to or after the Effective Time;

(xii) shall not, and shall not permit any of its Subsidiaries to, make any loans to any other Person involving in excess of $200,000,000 in the aggregate (including any loans to non-wholly owned Subsidiaries, joint ventures or third parties), of which no more than $50,000,000 may be made to third parties, except for loans among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(xiii) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Parent Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to Section 5.2(b)(xi), but only to the extent such indebtedness is incurred to replace, renew, extend, refinance or refund any existing indebtedness currently subject to a Lien of no greater amount, (B) for (1) dispositions of inventory and obsolete equipment in the ordinary course of business and (2) sales of goods and services in the ordinary course of business, (C) for transactions involving less than $100,000,000 individually or $300,000,000 in the aggregate, (D) for non-exclusive licenses to contractors of Parent or its Subsidiaries for purposes of enabling such contractors to provide services to Parent or its Subsidiaries, as applicable, in the ordinary course of business, (E) for non-exclusive licenses of Intellectual Property in the ordinary course of business or (F) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(xiv) shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding (other than any claim, litigation, investigation, audit or other proceeding in respect of Taxes), in each case made or pending against Parent or any of its Subsidiaries or any of their officers and directors in their capacities as such, other than the compromise or settlement of any such material claim, litigation, investigation or proceeding that: (1) is for an amount not to exceed for any such compromise or settlement $10,000,000 individually or $50,000,000 in the aggregate, (2) does not impose any injunctive relief on Parent and its Subsidiaries or otherwise encumber or restrict their operations, (3) does not include any admission of guilt or wrongdoing by Parent or its Subsidiaries and (4) if related to material Intellectual Property of Parent or its Subsidiaries, such compromise or settlement is made in the ordinary course of business and does not contain any admission of invalidity of any such material Intellectual Property or of the validity or infringement of any Intellectual Property of another Person that is material to the products or services of Parent or its Subsidiaries;

(xv) shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material method of accounting for Tax purposes or any annual Tax accounting period, file any material amended Tax Return, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except in the ordinary course of business), enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to a material amount of Taxes or surrender any right to claim a material amount of Tax refunds;

(xvi) shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure, or commit to do so, in excess of the amounts set forth in Section 5.2(b)(xvi) of the Parent Disclosure Letter;

(xvii) except in the ordinary course of business or in connection with any matter to the extent specifically permitted by any other subclause of this Section 5.2(b) or by Section 5.2 of the Parent Disclosure Letter (it being understood that the proviso at the end of Section 5.2(b)(xi) does not specifically permit any action otherwise prohibited by this Section 5.2(b)(xvii)), shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Parent Material Contract, or materially modify, materially amend or terminate any Parent Material Contract or waive, release or assign any material rights or claims thereunder;

(xviii) shall not, and shall not permit any of its Subsidiaries to, other than with respect to bona fide foreign exchange swaps, foreign exchange options and foreign exchange forwards in the ordinary course of business or in connection with indebtedness permitted by any other subclause of this Section 5.2(b) or by Section 5.2 of the Parent Disclosure Letter, enter into, amend or terminate, directly or indirectly, or take any action that has a similar effect with respect to, any interest rate, currency, commodity, equity, credit or other derivative or any other “Specified Transaction” (as defined in the 2002 ISDA Master Agreement); and

(xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary, with respect to any Parent Subsidiary that is not directly or indirectly wholly owned by Parent, Parent’s obligation under this Section 5.2 to take an action or not to take an action with respect to such Parent Subsidiary shall only apply to the extent that Parent shall have the right to consent to such action pursuant to the organizational documents of such Parent Subsidiary.

(c) Nothing contained in this Agreement shall give the Company, directly or indirectly, any right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Parent Board of Directors and management of Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over Parent and its Subsidiaries.

Section 5.3 Solicitation by the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall direct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making or submission of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to, a Company Competing Proposal; (ii) participate in any discussions or negotiations regarding a Company Competing Proposal with, or furnish any nonpublic information in furtherance of a Company Competing Proposal to, any Person that has made or, to the Company’s knowledge, is considering making a Company Competing Proposal (except to notify such Person as to the existence of the provisions of this Section 5.3); or (iii) waive, terminate, modify or release any Person (other than Parent, Merger Sub and their respective Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation (provided that the Company shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required under this subclause (iii) if the Company Board of Directors determines in good faith (after consultation with the Company’s outside legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). The Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Competing Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b) Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives a written Company Competing Proposal and the Company Board of Directors determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that (i) such Company Competing Proposal, inquiry or proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and (ii) the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and which Company Competing Proposal, inquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.3, the Company may take any or all of the following actions: (A) furnish nonpublic information to the third party making or intending to make such Company Competing Proposal (provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person(s)), if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement that includes terms that are no less restrictive of such Person than the terms contained in the Confidentiality Agreement and (B) engage in discussions or negotiations with the third party with respect to such Company Competing Proposal. The Company (1) shall promptly (and in any event within twenty-four (24) hours of receipt) notify Parent orally and in writing of the receipt of any Company Competing Proposal or any initial communication or proposal that may reasonably be expected to lead to a Company Competing Proposal and shall, in the case of any such notice to Parent as to receipt of a Company Competing Proposal or such a proposal, set forth the material terms and conditions of such Company Competing Proposal or such proposal (including any changes to such material terms and conditions) and the identity of the Person making any such Company Competing Proposal and (2) thereafter shall promptly keep Parent reasonably informed on a reasonably current basis of any material change to the terms and status of any such Company Competing Proposal. Without limiting the generality of clause (2) of the preceding sentence, the Company shall provide to Parent as soon as reasonably practicable after receipt or delivery thereof (and in any event within twenty-four (24) hours of receipt or delivery) copies of any written Company Competing Proposal and all written material received by the Company or any Company Subsidiary from the Person making a Company Competing Proposal (or such Person’s Representatives) that is material to understanding such Company Competing Proposal and of all written non-public material provided by the Company or any Company Subsidiary to the Person making a Company Competing Proposal (or such Person’s Representatives) that was not previously provided to Parent and is related to such Company Competing Proposal or is being provided pursuant to the confidentiality agreement executed by the Company and such Person, including draft agreements or term sheets received in connection therewith. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement that prohibits the Company from complying with its obligations under this Agreement, including providing such information to Parent.

(c) Except as set forth in Sections 5.3(d), (e) and (f), neither the Company Board of Directors nor any committee thereof shall (i) (A) withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Parent), propose publicly to withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to Parent) or fail to include in the Joint Proxy Statement/Prospectus, the Company Board Recommendation, or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Competing Proposal (any action in this subclause (i) being referred to as a “Company Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Company Change of Recommendation and (y) the provision by the Company to Parent of notice or information in connection with a Company Competing Proposal or Company Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Company Change of Recommendation) or (ii) cause or allow the Company or any Company Subsidiary to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Company Competing Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate the Merger (other than a confidentiality agreement as contemplated by Section 5.3(b)).

(d) Nothing in this Agreement shall prohibit or restrict the Company Board of Directors, at any time prior to obtaining the Company Shareholder Approval, from making a Company Change of Recommendation if the Company Board of Directors has concluded in good faith (after consultation with the Company’s financial advisors and outside legal counsel) (i) that a Company Competing Proposal constitutes a Company Superior Proposal and (ii) that the failure to make a Company Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall have provided prior written notice to Parent, at least three (3) business days in advance, of the Company Board of Directors’ intention to make such Company Change of Recommendation (provided, that in the event of a subsequent modification of the material terms and conditions of such Company Superior Proposal, such period shall be reduced to two (2) business days); and provided, further, that the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent in response to such prior written notice or otherwise, and during such three (3) business day period or two (2) business day period, as applicable, the Company shall engage in good faith negotiations with Parent regarding any changes to the terms of this Agreement proposed by Parent; and provided, further, that if any Company Competing Proposal is received less than three (3) business days or two (2) business days, as applicable, prior to the Company Special Meeting, the three (3) business day period or two (2) business day period, as applicable, contemplated in this Section 5.3(d) shall be shortened such that it will expire as of the close of business on the day preceding the Company Special Meeting.

(e) Nothing in this Agreement shall prohibit or restrict the Company Board of Directors, in response to a Company Intervening Event, from making a Company Change of Recommendation at any time prior to obtaining the Company Shareholder Approval if the Company Board of Directors has concluded in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall have provided prior written notice to Parent, at least ten (10) business days in advance, of the Company Board of Directors’ intention to make such Company Change of Recommendation and the reasons therefor; and provided, further, that the Company Board of Directors shall take into account any changes to the terms of this Agreement or other mitigating factors or structural changes proposed by Parent in response to such prior written notice or otherwise, and during such ten (10) business day period the Company shall engage in good faith negotiations with Parent regarding any changes to the terms of this Agreement or other mitigating factors or structural changes proposed by Parent; and provided, further, that if any Company Intervening Event occurs less than ten (10) business days prior to the Company Special Meeting, the ten (10) business day period contemplated in this Section 5.3(e) shall be shortened such that it will expire as of the close of business on the day preceding the Company Special Meeting. Notwithstanding any Company Change of Recommendation, unless this Agreement has been terminated in accordance with Article VIII, the Company shall hold the Company Special Meeting in accordance with Section 5.5 for purposes of obtaining the Company Shareholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(f) Nothing contained in this Agreement shall prohibit or restrict the Company or the Company Board of Directors from (i) taking and disclosing to the Company shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Company shareholders if in the good faith judgment of the Company Board of Directors (after consultation with the Company’s outside legal counsel), failure to so disclose and/or take would give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or any other disclosure that relates to the approval, recommendation or declaration of advisability by the Company Board of Directors with respect to a Company Competing Proposal shall be deemed to be a Company Change of Recommendation unless the Company, in connection with such disclosure, (A) publicly states that the Company Board of Directors expressly rejects the applicable Company Competing Proposal or expressly reaffirms the Company Board Recommendation or (B) does not publicly state that the Company Board of Directors recommends acceptance of the applicable Company Competing Proposal (provided that this clause (B) shall apply only if such disclosure is made at a time when the Company has provided notice to Parent of its intention to make a Company Change of Recommendation and the Company Board of Directors is not yet permitted to effect such Company Change of Recommendation, provided, further, that if, within two (2) business days following the date on which the Company Board of Directors is permitted to effect such Company Change of Recommendation, the Company Board of Directors does not expressly reaffirm the Company Board Recommendation, the Company Board of Directors shall thereupon be deemed to make a Company Change of Recommendation).

(g) For purposes of this Section 5.3, (i) the term “Person” means any Person or “group,” as used in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries, and (ii) references to the “Company Board of Directors” shall mean the Company Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.4 Solicitation by Parent.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent agrees that it shall not (and shall not permit any Parent Subsidiary to), and that it shall direct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making or submission of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to, a Parent Competing Proposal; (ii) participate in any discussions or negotiations regarding a Parent Competing Proposal with, or furnish any nonpublic information in furtherance of a Parent Competing Proposal to, any Person that has made or, to Parent’s knowledge, is considering making a Parent Competing Proposal (except to notify such Person as to the existence of the provisions of this Section 5.4); or (iii) waive, terminate, modify or release any Person (other than the Company and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation (provided that Parent shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required under this subclause (iii) if the Parent Board of Directors determines in good faith (after consultation with Parent’s outside legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). Parent shall, and shall cause the Parent Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Parent Competing Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b) Notwithstanding the limitations set forth in Section 5.4(a), if Parent receives a written Parent Competing Proposal and the Parent Board of Directors determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that (i) such Parent Competing Proposal, inquiry or proposal either constitutes a Parent Superior Proposal or could reasonably be expected to result in a Parent Superior Proposal and (ii) the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and which Parent Competing Proposal, inquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.4, Parent may take any or all of the following actions: (A) furnish nonpublic information to the third party making or intending to make such Parent

Competing Proposal (provided that all such information has previously been provided to the Company or is provided to the Company substantially concurrently with the time it is provided to such Person(s)), if, and only if, prior to so furnishing such information, Parent receives from the third party an executed confidentiality agreement that includes terms that are no less restrictive of such Person than the terms contained in the Confidentiality Agreement and (B) engage in discussions or negotiations with the third party with respect to such Parent Competing Proposal. Parent (1) shall promptly (and in any event within twenty-four (24) hours of receipt) notify the Company orally and in writing of the receipt of any Parent Competing Proposal or any initial communication or proposal that may reasonably be expected to lead to a Parent Competing Proposal and shall, in the case of any such notice to the Company as to receipt of a Parent Competing Proposal or such a proposal, set forth the material terms and conditions of such Parent Competing Proposal or such proposal (including any changes to such material terms and conditions) and the identity of the Person making any such Parent Competing Proposal and (2) thereafter shall promptly keep the Company reasonably informed on a reasonably current basis of any material change to the terms and status of any such Parent Competing Proposal. Without limiting the generality of clause (2) of the preceding sentence, Parent shall provide to the Company as soon as reasonably practicable after receipt or delivery thereof (and in any event within twenty-four (24) hours of receipt or delivery) copies of any written Parent Competing Proposal and all written material received by Parent or any Parent Subsidiaries from the Person making a Parent Competing Proposal (or such Person’s Representatives) that is material to understanding to such Parent Competing Proposal and of all written non-public material provided by Parent or any Parent Subsidiary to the Person making a Parent Competing Proposal (or such Person’s Representatives) that was not previously provided to the Company and is related to such Parent Competing Proposal or is being provided pursuant to the confidentiality agreement executed by Parent and such Person, including draft agreements or term sheets received in connection therewith. Parent shall not, and shall cause the Parent Subsidiaries not to, enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement that prohibits Parent from complying with its obligations under this Agreement, including providing such information to the Company.

(c) Except as set forth in Sections 5.4(d), (e) and (f), neither the Parent Board of Directors nor any committee thereof shall (i) (A) withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to the Company), propose publicly to withdraw or fail to make when required pursuant to this Agreement (or qualify or modify in any manner adverse to the Company) or fail to include in the Joint Proxy Statement/Prospectus, the Parent Board Recommendation, or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Competing Proposal (any action in this subclause (i) being referred to as a “Parent Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Parent Change of Recommendation and, (y) the provision by Parent to the Company of notice or information in connection with a Parent Competing Proposal or Parent Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Parent Change of Recommendation) or (ii) cause or allow Parent or any Parent Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Parent Competing Proposal, or requiring, or reasonably expected to cause, Parent to abandon, terminate, delay or fail to consummate the Merger (other than a confidentiality agreement as contemplated by Section 5.4(b)).

(d) Nothing in this Agreement shall prohibit or restrict the Parent Board of Directors, at any time prior to obtaining the Parent Shareholder Required Approvals, from making a Parent Change of Recommendation if the Parent Board of Directors has concluded in good faith (after consultation with Parent’s financial advisors and outside legal counsel) (i) that a Parent Competing Proposal constitutes a Parent Superior Proposal and (ii) that the failure to make a Parent Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Parent shall have provided prior written notice to the Company, at least three (3) business days in advance, of the Parent Board of Directors’ intention to make such Parent Change of Recommendation (provided that in the event of a subsequent modification of the material terms and conditions of such Parent Superior Proposal, such period shall be reduced to two (2) business days); and provided, further, that the Parent Board of Directors shall take into account any changes to the terms of this Agreement proposed by the Company in response to such prior written notice or otherwise, and during such three (3) business day period or two (2) business day period, as applicable, Parent shall engage in good faith negotiations with the Company regarding any changes to the terms of this Agreement proposed by the Company; and provided, further, that if any Parent Competing Proposal is received less than three (3) business days or two (2) business days, as applicable, prior to the Parent Special Meeting, the three (3) business day period or two (2) business day period, as applicable, contemplated in this Section 5.4(d) shall be shortened such that it will expire as of the close of business on the day preceding the Parent Special Meeting.

(e) Nothing in this Agreement shall prohibit or restrict the Parent Board of Directors, in response to a Parent Intervening Event, from making a Parent Change of Recommendation at any time prior to obtaining the Parent Shareholder Required Approvals if the Parent Board of Directors has concluded in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Parent shall have provided prior written notice to the Company, at least ten (10) business days in advance, of the Parent Board of Directors’ intention to make such Parent Change of Recommendation and the reasons therefor; and provided, further, that the Parent Board of Directors shall take into account any changes to the terms of this Agreement or other mitigating factors or structural changes proposed by the Company in response to such prior written notice or otherwise, and during such ten (10) business day period, Parent shall engage in good faith negotiations with the Company regarding any changes to the terms of this Agreement or other mitigating factors or structural changes proposed by the Company; and provided, further, that if any Parent Intervening Event occurs less than ten (10) business days prior to the Parent Special Meeting, the ten (10) business day period contemplated in this Section 5.4(e) shall be shortened such that it will expire as of the close of business on the day preceding the Parent Special Meeting. Notwithstanding any Parent Change of Recommendation, unless this Agreement has been terminated in accordance with Article VIII, Parent shall hold the Parent Special Meeting in accordance with Section 5.5 for purposes of obtaining the Parent Shareholder Approvals, and nothing contained herein shall be deemed to relieve Parent of such obligation.

(f) Nothing contained in this Agreement shall prohibit or restrict Parent or the Parent Board of Directors from (i) taking and disclosing to the Parent shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Parent shareholders if in the good faith judgment of the Parent Board of Directors (after consultation with Parent’s outside legal counsel), failure to so disclose or take would give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or any other disclosure that relates to the approval, recommendation or declaration of advisability by the Parent Board of Directors with respect to a Parent Competing Proposal shall be deemed to be a Parent Change of Recommendation unless Parent, in connection with such disclosure, (A) publicly states that the Parent Board of Directors expressly rejects the applicable Parent Competing Proposal or expressly reaffirms the Parent Board Recommendation or (B) does not publicly state that the Parent Board of Directors recommends acceptance of the applicable Parent Competing Proposal (provided that this clause (B) shall apply only if such disclosure is made at a time when Parent has provided notice to the Company of its intention to make a Parent Change of Recommendation and the Parent Board of Directors is not yet permitted to effect such Parent Change of Recommendation, provided, further, that if, within two (2) business days following the date on which the Parent Board of Directors is permitted to effect such Parent Change of Recommendation, the Parent Board of Directors does not expressly reaffirm the Parent Board Recommendation, the Parent Board of Directors shall thereupon be deemed to make a Parent Change of Recommendation).

(g) For purposes of this Section 5.4, (i) the term “Person” means any Person or “group,” as used in Section 13(d) of the Exchange Act, other than, with respect to Parent, the Company or any Company Subsidiaries, and (ii) references to the “Parent Board of Directors” shall mean the Parent Board of Directors or, to the extent applicable, a duly authorized committee thereof.

(h) Nothing contained in this Agreement shall require the Parent Board of Directors to take any action that it is prohibited from taking, or refrain from taking any action that it is required to take, under the Irish Takeover Rules or by the Irish Takeover Panel.

Section 5.5 Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Shareholders’ Meetings.

(a) As soon as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Shares issuable in the Merger, which will include the Joint Proxy Statement/Prospectus with respect to the Company Special Meeting and Parent Special Meeting, with such filings to be made as mutually agreed by Parent and the Company in good faith. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (C) include in the Form S-4 any information required to be included by the Irish Takeover Rules and (D) keep the Form S-4 effective for so long as is necessary to complete the Transactions. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. The Form S-4 and Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and shall not so file or mail, or respond, as applicable, without the consent of both Parent and the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; provided, further, that this approval right shall not apply with respect to information relating to a Company Change of Recommendation or a Parent Change of Recommendation. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Parent Shares in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Shares as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Shareholder Approval or the Parent Shareholder Required Approvals, any information relating to the Company or Parent, or any of their respective Affiliates is discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Form S-4 and/or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and the shareholders of Parent. Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to the Company, its Affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Special Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company and Parent agree to cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders entitled to vote at the Company Special Meeting or the Parent Special Meeting, as applicable, and to cause the Company Special Meeting and the Parent Special Meeting, as applicable, to be held as soon as reasonably practicable following such mailing. The Company and Parent shall use reasonable best efforts to hold the Company Special Meeting and the Parent Special Meeting on the same date. Each Party shall cooperate and keep the other Party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of each Party.

(d) The Company shall take all necessary actions to establish a record date for, and to duly call, give notice of, and convene the Company Special Meeting in accordance with applicable Law and the Company Governing Documents. The Company shall, through the Company Board of Directors, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Joint Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Change of Recommendation as permitted by Section 5.3.

(e) Parent shall take all necessary actions to establish a record date for, and to duly call, give notice of, and convene the Parent Special Meeting in accordance with applicable Law and the Parent Memorandum and Articles of Association. Parent shall, through the Parent Board of Directors, recommend to its shareholders that they give the Parent Shareholder Approvals, include such recommendations in the Joint Proxy Statement/Prospectus, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approvals, except in each case to the extent that the Parent Board of Directors shall have made a Parent Change of Recommendation as permitted by Section 5.4.

(f) The Company and Parent shall adjourn or postpone the Company Special Meeting or the Parent Special Meeting, as applicable, if, as of the time for which such meeting is originally scheduled, there are insufficient Company Shares or Parent Shares, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company or Parent has not received proxies representing a sufficient number of shares necessary to obtain the Company Shareholder Approval or the Parent Shareholder Required Approvals, as applicable, and, except to the extent that the Company Board of Directors shall have made a Company Change of Recommendation as permitted by Section 5.3 or the Parent Board of Directors shall have made a Parent Change of Recommendation as permitted by Section 5.4, as applicable, the Company and Parent shall continue to use all reasonable best efforts to assist in the solicitation of proxies from shareholders relating to the Company Shareholder Approval or the Parent Shareholder Required Approvals, as applicable. The Company and Parent shall only be required to adjourn or postpone the Company Special Meeting or the Parent Special Meeting, as applicable, twice pursuant to this Section 5.5(f), in each case for not more than thirty (30) days after the date when the Company Special Meeting or the Parent Special Meeting, as applicable, was scheduled to be held prior to such adjournment or postponement. Notwithstanding anything to the contrary in this Section 5.5(f), in no event shall the Company or Parent be required to adjourn or postpone the Company Special Meeting or the Parent Special Meeting, as applicable, if such adjournment or postponement would require the Company or Parent, as applicable, to establish a new record date.

Section 5.6 Irish Prospectus. If an Irish Prospectus is required under applicable Law, as promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the CBI for its approval a draft copy of the Irish Prospectus (together with any application to the CBI for passporting such prospectus into any other required European Economic Area jurisdiction), and Parent shall cause the Irish Prospectus to comply as to form and substance in all material respects with the requirements of Irish Prospectus Law. The Company shall furnish all information concerning itself, its Affiliates and the shareholders of the Company to Parent and provide such other assistance as may be reasonably requested to determine whether the Irish Prospectus is required under applicable Law (including any requirement to passport such prospectus into other European Economic Area jurisdictions), and as otherwise may reasonably be required in respect of the preparation and approval of the Irish Prospectus. Parent shall use reasonable best efforts to obtain formal approval of the Irish Prospectus including supplying all such information, executing all such documents and paying all such fees as may be reasonably necessary or required by the CBI for the purposes of obtaining such approval. If any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Irish Prospectus so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party, and the Company and Parent shall cooperate in the prompt filing with the CBI of any necessary amendment of, or supplement to, the Irish Prospectus, and to the extent required by Law, in disseminating the information contained in such amendment or supplement to the shareholders of the Company. As promptly as practicable after the Irish Prospectus is approved by the CBI, Parent shall procure that the directors of Parent publish the Irish Prospectus in accordance with applicable Law. Parent shall promptly advise the Company upon becoming aware of (i) the time when the Irish Prospectus has been approved by the CBI or any supplement or amendment has been filed, (ii) any comments, responses or requests from the CBI relating to drafts of the Irish Prospectus or (iii) any matter referred to in Regulation 51 of the Irish Prospectus Regulations which arises between the time that the Irish Prospectus is formally approved and the Closing. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the CBI relating to drafts of the Irish Prospectus. Notwithstanding the foregoing, prior to filing the Irish Prospectus or responding to any comments of the CBI with respect thereto, Parent shall cooperate with the Company and provide the Company a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response).

Section 5.7 Spin Off; Separation Agreement.

(a) The Company shall provide Parent with reasonable access to information regarding the Spin Off (including by making appropriate employees and outside advisors reasonably available to discuss and respond to all reasonable requests relating to the Spin Off), keep Parent reasonably informed of any material decisions made by the Company with respect to the Spin Off (including by providing to Parent, as promptly as practicable, with a detailed restructuring schedule or steps plan setting forth the actions proposed to be taken in order to effect the Spin Off and related tax planning, and the anticipated timing for completing such actions, by informing Parent of any material modifications to and material departures from such schedule or plan and by considering in good faith any comments Parent may have with respect thereto); provided, that, if required in order to avoid the loss of any attorney client, attorney work product or other legal privilege with respect to information that is subject to such legal privilege, the Parties shall enter into a common interest or joint defense agreement in customary form, prior to receiving such privileged information.

(b) Prior to the filing of the Form 10 or any amendment or supplement thereto, the Company shall provide Parent with a copy of such filing (including all exhibits to be filed therewith) and provide Parent with a reasonable opportunity to review and comment on all such documents. The Company shall consider in good faith any comments Parent may have with respect to such filing (or the exhibits thereto) and cooperate in good faith to make appropriate revisions. If Parent disagrees with any material matters in any such filing or any exhibit to be filed therewith (including any form of separation or other agreements), Parent may raise such objection with the Company not later than one (1) week following receipt by Parent of such filing or exhibit and the Parties shall cooperate in good faith to resolve any such objections; provided that such objection shall not relate to any of the matters set forth in Section 5.7 of the Company Disclosure Letter.

(c) The Company shall not file the Form 10 or any amendment or supplement thereto, or enter into any agreement the form of which will be filed as an exhibit to the Form 10, in each case that contains terms that are materially inconsistent with the matters set forth in Section 5.7 of the Company Disclosure Letter without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Company

Subsidiaries and the Parent Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records (in each case, whether in physical or electronic form) and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party any and all information (financial or otherwise) concerning its and its Subsidiaries’ business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts, including entering into a common defense or common interest, or other similar agreement, to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws subject to prior execution of a common interest or joint defense agreement in customary form. If any material is withheld by a Party pursuant to the preceding sentence, such Party shall (subject to the preceding sentence) inform the other Party as to the general nature of what is being withheld to the extent permitted under applicable Law. Each of the Company and Parent will use commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Relevant Authority in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transaction, (iii) in the case of Parent, of any notice or other communication received by Parent from any Person requisitioning the convening of a meeting of the holders of

Parent Shares, (iv) in the case of the Company, of any notice or other communication received by the Company from any Person calling for a meeting of the holders of Company Shares, and (v) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice by itself shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

Section 6.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and make effective the Transactions, as soon as reasonably practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Relevant Authority in order to consummate the Merger or any of the other Transactions (including those set forth in Section 6.2(a) of the Company Disclosure Letter or Section 6.2(a) of the Parent Disclosure Letter) and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and advisable. Each Party agrees to supply, as promptly as practicable and advisable, any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any substantive or material communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Relevant Authority, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; (iii) permit the other Party to review in advance any written communication that it gives to, and consult with each other in advance of any substantive or material meeting, substantive or material telephone call or substantive or material conference with, the DOJ, the FTC or any other Relevant Authority, or, in connection with any proceeding by a private party, with any other Person regarding any of the Transactions (provided, however, that materials exchanged under (i), (ii) and (iii) may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements in effect as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns); and (iv) to the extent permitted by the DOJ, the FTC or any other applicable Relevant Authority or other Person, give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Relevant Authority or other Person. With respect to any materials required to be given by either Party to the other Party pursuant to this Section 6.2(b), such first Party may give such materials to such second Party’s outside counsel, instead of directly to such second Party. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.2(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials or its counsel. In furtherance and not in limitation of the covenants of the Parties contained in Section 6.2(a) and this Section 6.2(b), each Party shall take any and all actions as may be necessary or advisable to obtain the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders required under any Antitrust Law in connection with the consummation of the Transactions as promptly as reasonably practicable and to resolve objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law as promptly as reasonably practicable including, in each case, agreeing to any terms, conditions or modifications (including Parent, the Company or any of their respective Subsidiaries having to cease operating, license, sell or otherwise dispose of any assets or businesses (including the requirement that any such assets or businesses be held separate) or limiting their respective freedom of action); provided, however, neither the Company nor Parent shall be required to take, and neither the Company nor Parent shall take without prior written consent of the other Party, such actions under this Section 6.2 as would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on the business, the results of operations or the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, in each case, immediately prior to the consummation of the Merger. Nothing in this Section 6.2(b) shall require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. The Parties shall jointly develop the strategy relating to the Antitrust Laws and consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(c) Each of Parent and the Company shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all Relevant Authorities and other third parties necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of the other Party, neither Party shall pay any material fee, penalty or other consideration (other than customary filing or application fees), incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement in connection with such waiting periods, consents, waivers, authorizations or approvals.

Section 6.3 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required by this Section 6.3 to provide any such review or comment to Parent in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation and matters related thereto; provided, further, however, that Parent shall not be required by this Section 6.3 to provide any such review or comment to the Company in connection with the receipt and existence of a Parent Competing Proposal or a Parent Change of Recommendation and matters related thereto; provided, further, that each Party and their respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification. For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all individuals who at or prior to the Effective Time are past or present directors, officers or employees of the Company or the Company Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of the Company or the Company Subsidiaries (collectively, the “Company Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Company Indemnified Party to the fullest extent permitted by Law; provided that such Company Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable adjudication such Company Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. For not less than six (6) years from and after the Effective Time, Parent shall and shall also cause the Surviving Corporation to indemnify and hold harmless all individuals who at or prior to the Effective Time are past or present directors, officers or employees of Parent or the Parent Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Parent or the Parent Subsidiaries (collectively, the “Parent Indemnified Parties” and, together with the Company Indemnified Parties, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Parent Indemnified Party to the fullest extent permitted by Law; provided that such Parent Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable adjudication such Parent Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of Parent or any of the Parent Subsidiaries or of any Person if such service was at the request or for the benefit of Parent or any of the Parent Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Parent Memorandum and Articles of Association or the organizational documents of any Parent Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For six (6) years after the Effective Time, the Surviving Corporation, to the fullest extent permitted by Law, shall cause to be maintained in effect the provisions in (a) the Company Governing Documents and the organizational documents of any Company Subsidiary and (b) any other agreements of the Company and the Company Subsidiaries with any Company Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Company Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions). For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (A) the Parent Memorandum and

Articles of Association and the organizational documents of any Parent Subsidiary and (B) any other agreements of Parent and the Parent Subsidiaries with any Parent Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Parent Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions). Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, for the benefit of the current or former directors and officers of the Company and the Company Subsidiaries an insurance and indemnification policy covering each such Person covered by the officers’ and directors’ liability policies of the Company or the Company Subsidiaries that provides coverage for events occurring prior to the Effective Time (the “Company D&O Insurance”) that is no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the Company D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement (it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such three hundred percent (300%) amount); provided further that either the Surviving Corporation or the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to the Company D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Parent shall provide, for an aggregate period of not less than six (6) years from the Effective Time, for the benefit of the current or former directors and officers of Parent and the Parent Subsidiaries an insurance and indemnification policy covering each such Person covered by the officers’ and directors’ liability policies of Parent or the Parent Subsidiaries that provides coverage for events occurring prior to the Effective Time (the “Parent D&O Insurance”) that is no less favorable than the Parent’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that Parent shall not be required to pay an annual premium for the Parent D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement (it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such three hundred percent (300%) amount). Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.4 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.5 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Transactions.

Section 6.6 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.9 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.10 Post-Merger Governance Matters.

(a) In accordance with, and to the extent provided in, the Parent Memorandum and Articles of Association (as amended by the Parent Governing Documents Amendment), Parent shall take all such actions as are necessary to cause, (i) effective as of the Effective Time, Alex Molinaroli to become and serve as Chief Executive Officer and Chairman of the Board of Parent, (ii) effective as of the Effective Time, George R. Oliver to become and serve as President and Chief Operating Officer of Parent, (iii) Alex Molinaroli to cease to be Chief Executive Officer, and George R. Oliver to cease to be President and Chief Operating Officer and to be the successor to Alex Molinaroli as Chief Executive Officer, in each case with effect from the date that is eighteen (18) months after the Effective Time or any such earlier date as of which Alex Molinaroli ceases for any reason to serve in the position of Chief Executive Officer (“First Succession Date”); (iv) Alex Molinaroli to continue to serve as Chairman with the executive functions set forth in the Employment Agreement, dated as of the date of this Agreement, between

Alex Molinaroli and the Company, such that he shall act as Executive Chairman with effect from the First Succession Date; (v) Alex Molinaroli to cease to be Executive Chairman (including the office of Chairman) and George R. Oliver to be the successor to Alex Molinaroli as Chairman, in each case with effect from the date that is twelve (12) months after the First Succession Date or any such earlier date as of which Alex Molinaroli ceases for any reason to serve in the position of Executive Chairman (the “Second Succession Date”); and (vi) from the Second Succession Date, George R. Oliver to continue to serve as Chief Executive Officer in addition to his position as Chairman until (subject to the Parent Memorandum and Articles of Association, as amended by the Parent Governing Documents Amendment) the Board shall designate a new Chief Executive Officer or Chairman.

(b) In accordance with, and to the extent provided in, the Parent Memorandum and Articles of Association (as amended by the Parent Governing Documents Amendment), Parent shall take all such actions as are necessary to cause, effective as of the Effective Time, (i) the Parent Board of Directors to be comprised of a total of eleven (11) directors, six (6) of which will be directors from the Company Board of Directors prior to the Closing and five (5) of which will be directors from the Parent Board of Directors prior to the Closing and (ii) one of such six (6) directors from the Company Board of Directors to be elected as the independent lead director. Of such six (6) directors from the Company Board of Directors, one shall be the Chairman of the Company prior to the Closing and the remaining five (5) directors shall be mutually agreed between Parent and the Company. Of such five (5) directors from the Parent Board of Directors, one shall be the Chief Executive Officer of Parent prior to the Closing and the remaining four (4) directors shall be mutually agreed between Parent and the Company. The new members appointed to the Parent Board of Directors shall be ratified by the Nominating and Governance Committee of the Parent Board of Directors and the Parent Board of Directors in accordance with the Parent Memorandum and Articles of Association (as amended by the Parent Governing Documents Amendment). The Company and Parent shall use reasonable best efforts to identify the individuals who will be members of the Parent Board of Directors as of the Effective Time by March 15, 2016.

(c) Parent shall take such actions as are required to effect the Parent Name Change.

(d) Parent shall take all action as is reasonably necessary to change its NYSE ticker symbol to “JCI”, to be effective from and after the Closing.

(e) As of the Effective Time, Parent shall maintain Parent’s Irish legal domicile and global headquarters in Cork, Ireland, and the primary operational headquarters of Parent in North America shall be in Milwaukee, Wisconsin.

(f) The Company and Parent shall cooperate and, subject to the receipt of the Parent Shareholder Distributable Reserves Approval, Parent shall as promptly as reasonably practicable following the completion of the Transactions, prepare and file an application to the High Court for an order pursuant to the Companies Acts approving such Parent Distributable Reserves Creation, and take all action as is reasonably necessary to cause such Parent Distributable Reserves Creation to become effective.

Section 6.11 Employment and Benefit Matters.

(a) Compensation and Benefit Continuation. For the period commencing on the Effective Time and ending on the twelve (12) month anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee and Parent Employee who, in each case, is not employed within a bargaining unit that is represented by a union, labor organization, or works council (i) base compensation that is no less favorable to such Company Employee or Parent Employee than the base compensation provided to the applicable Company Employee or Parent Employee immediately prior to the Effective Time; (ii) annual cash incentive opportunities and cash-based long-term incentive opportunities that are no less favorable to such Company Employee or Parent Employee than the annual cash incentive opportunities and cash-based long-term incentive opportunities provided to the applicable Company Employee or Parent Employee immediately prior to the Effective Time; (iii) annual equity-based incentive award opportunity in a mix of equity award types that is substantially comparable to the mix of equity award types provided to similarly situated Company Employees immediately prior to the Effective Time, and with an aggregate opportunity that is no less favorable to such Company Employee or Parent Employee than the aggregate opportunity for annual equity-based incentive awards provided to the applicable Company Employee or Parent Employee immediately prior to the Effective Time, and (iv) other compensation and employee benefits that are no less favorable in the aggregate than the other compensation and benefits provided to such Company Employee or Parent Employee immediately prior to the Effective Time. With respect to Company Employees and Parent Employees who, in each case, are employed within a bargaining unit that is represented by a union, labor organization or works council, Parent shall provide compensation, employee benefits and other terms and conditions of employment as set forth in the applicable collective bargaining agreements or other applicable agreement with any employee representative or works council, until such time as those agreements are terminated, modified or renewed, to the extent required by applicable Law.

(b) Assumption of Benefit Plans. Parent shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all Company Benefit Plans and Parent Benefit Plans, in each case, in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended as permitted pursuant to the terms of such Company Benefit Plans or Parent Benefit Plans, respectively, or this Agreement. Parent and the Company each acknowledge and agree that a “change of control” (or similar phrase) within the meaning of any Company Benefit Plan (other than the Company Benefit Plans set forth in Section 6.11(b) of the Company Disclosure Letter) or Parent Benefit Plan containing such a term (or similar phrase) will occur or will be deemed to occur at the Effective Time.

(c) Service Credit. For purposes of vesting, eligibility to participate and level of benefits under any employee benefit plan, program, policy, agreement or arrangement of Parent and its Subsidiaries (including the Parent Benefit Plans and Company Benefit Plans) providing benefits to any Parent Employees or Company Employees after the Effective Time (the “New Plans”), each Parent Employee and Company Employee shall be credited with his or her years of service with Parent or the Company, as applicable, and their respective Subsidiaries and predecessors before the Effective Time to the extent such service was recognized by Parent or the Company, as applicable, for similar purposes prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan, for any purposes under retiree medical plans or nonqualified deferred compensation or retirement plans, to any benefit plan that is frozen or for which participation is limited to a grandfathered population or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Parent Employee or Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Parent Benefit Plan or Company Benefit Plan, as applicable, in which such employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical and/or vision benefits to any Parent Employee or Company Employee, Parent shall, or shall cause its applicable Subsidiary to, use its commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (B) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Employee Consultation. Parent and the Company shall cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Parent or the Company and their respective Subsidiaries in accordance with all applicable Laws and works council or other bargaining agreements, if any.

(e) Written Communications. The Parties shall provide each other with copies of any material written communication intended for broad-based and general distribution to any current or former Company Employees or Parent Employees if such communications relate to the Transactions and will provide each other with a reasonable opportunity to review such communications prior to distribution.

(f) No Third-Party Beneficiaries. Without limiting the generality of Section 9.9, nothing in this Agreement shall confer upon any Company Employee or Parent Employee any right to continue in the employ or service of Parent or any of its Affiliates, or shall interfere with or restrict in any way the rights of Parent or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or Parent Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.11 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Parent Benefit Plan, or (ii) create any third-party rights in any current or former service provider or employee of Parent, the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof).

Section 6.12 Integration Planning. Subject to Section 6.13 and consistent with the actions set forth in Section 5.1 of the Company Disclosure Letter and Section 5.2 of the Parent Disclosure Letter, from and after the execution of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law (including Antitrust Laws), each Party hereto shall (and shall cause its Representatives to) use reasonable best efforts to cooperate in planning the restructuring and integration of the Company, the Company Subsidiaries and their respective businesses, on the one hand, with Parent, the Parent Subsidiaries and their respective businesses, on the other hand. Notwithstanding anything to the contrary set forth in this Section 6.12, the Parties may designate any competitively sensitive materials provided to the other under this Section 6.12 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials or its counsel.

Section 6.13 Tax Matters. From and after the execution of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law, notwithstanding anything to the contrary in Section 5.1 or Section 5.2, none of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action (or knowingly fail to take any action) that causes, or could reasonably be expected to cause, the ownership threshold of Section 7874(a)(2)(B)(ii) of the Code to be met with respect to the Merger. After the date of this Agreement, Parent shall provide the Company with a proposed acquisition structure and specific transaction steps relating to the Merger and the anticipated timing for completing such transaction steps. Parent shall inform the Company of any material modifications to and material departures from such acquisition structure or transaction steps. If the Company disagrees with any material matters in such proposed acquisition structure or transaction steps or any such material modification to or material departure from such acquisition structure or transaction steps, the Company may raise such objection with Parent not later than one (1) week following receipt by the Company of such acquisition structure, transaction steps or modification, as applicable, and the Parties shall cooperate in good faith to resolve any such objections. In the event the Company does not raise any objections to such acquisition structure, transaction steps or modification within one (1) week following receipt thereof, then such acquisition structure, transaction steps or modification, as applicable, shall be deemed to be consistent with the terms of this Agreement, including the first sentence of this Section 6.13.

Section 6.14 Security Holder Litigation. Each Party shall provide the other Party prompt oral notice of any litigation brought by any shareholder of that Party, as applicable, against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the Transactions. Unless (a) in the case of such litigation with respect to the Company, the Company Board of Directors has made, or has informed Parent in writing that it is considering making, a Company Change of Recommendation or (b) in the case of such litigation with respect to Parent, the Parent Board of Directors has made, or has informed the Company in writing that it is considering making, a Parent Change of Recommendation, each Party shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its Affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.14 and Section 5.1, Section 5.2 or Section 6.2, the provisions of this Section 6.14 shall prevail.

Section 6.15 Parent Share Consolidation. Subject to Parent Shareholder Share Consolidation Approval, Parent shall take such actions as are reasonably necessary to effect the Parent Share Consolidation, effective as of immediately prior to the Effective Time.

Section 6.16 Debt Financing.

(a) Parent will use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to cause the Debt Financing to be consummated (including by taking enforcement action to cause the Lenders to provide the Debt Financing). Without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause TIFSA and the Borrower not to, consent or agree to any material amendment or modification to, or any waiver of any material provision under, or any replacement of, the Debt Commitment Letters or the definitive agreements relating to the Debt Financing, or enter into any material agreement or arrangement with respect to the Debt Financing (including in respect of any alternative financing) other than definitive agreements relating to the Debt Financing as contemplated by (and substantially upon the express terms set forth in) the Debt Commitment Letters, as in effect on the date hereof; provided that, in any event, Parent shall be permitted to, and shall be permitted to cause TIFSA or the Borrower to, consent or agree to any amendment or modification, or any waiver of any provision, under any Debt Commitment Letter if such amendment, modification or waiver solely adds (i) lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof as parties thereto, or (ii) the Borrower (and correspondingly removes TIFSA) as a party thereto, and/or in each case to make conforming modifications to any Debt Commitment Letter in respect of such changes. Any such amendment, modification or waiver in violation or breach of, or in conflict with, the terms and conditions set forth in Section 6.16(c) shall be deemed to be material for purposes of this Section 6.16(a) and the Company’s withholding, conditioning or delaying of consent with respect thereto shall be deemed to be reasonable. At the Company’s reasonable request from time to time, Parent shall inform the Company in reasonable detail of the status of its efforts to arrange the Debt Financing; provided that in no event will Parent be under any obligation to disclose any information that is subject to attorney-client, attorney work product or other legal privilege (provided, however, that Parent shall use its reasonable best efforts, including entering into a common defense or common interest, or other similar agreement, to allow for such disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(b) Subject to the terms and conditions set forth in Section 6.16(c), the Company shall use its reasonable best efforts to provide to Parent and its Subsidiaries such cooperation and assistance as may be reasonably requested by Parent and its Subsidiaries that is customary in connection with the arranging, obtaining and syndication of the Debt Financing, including using reasonable best efforts to (i) make its senior management and advisors available to participate in a reasonable number of informational meetings, presentations, and roadshows with proposed lenders, underwriters, initial purchasers or placement agents, and in sessions with rating agencies, in each case, in connection with the Debt Financing, (ii) assist Parent and the Borrower in their preparation of rating agency presentations, lender presentations, offering memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing and (iii) participate in drafting sessions with Parent and the Borrower with respect to the Debt Financing. Notwithstanding the foregoing, Parent and Merger Sub hereby agree that neither the Company nor any Company Subsidiary shall be required to (i) deliver any financial or other information with respect to the Company or any Company Subsidiary in connection with the Debt Financing or (ii) cause the independent auditors of the Company to cooperate with Parent or the Borrower in connection with the Debt Financing.

(c) Parent hereby agrees that the definitive agreements relating to the Debt Financing shall not (i) require the Company or any of its Subsidiaries to guarantee, grant liens on their respective properties or assets or otherwise provide, directly or indirectly, credit or collateral support for the Debt Financing, whether prior to or after the Effective Time, or (ii) contain any representations, warranties, covenants or events of default, or any other terms or conditions, in each case that would apply to the Company, any of its Subsidiaries or any of their respective properties or assets, whether prior to or after the Effective Time (it being understood, for the avoidance of doubt, that (x) the consummation of the Merger and the other Transactions shall be a condition to the closing of the Debt Financing and (y) certain representations, warranties, covenants or events of default, or other terms or conditions may restrict or otherwise affect the Borrower’s and its Subsidiaries’ dealings with the Company and its Subsidiaries). Parent shall use reasonable best efforts to cause its financing sources (including the Lead Arranger under the Debt Commitment Letters) to confirm in writing (which confirmation may be contained in the definitive agreements relating to the Debt Financing) that the Debt Financing is being provided to Borrower on the basis of its properties, assets and credit only.

(d) Parent and the Company agree to cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable and proper in connection with the arrangement, marketing and consummation of the upsizing and amendment of the current revolving credit facility of Parent and TIFSA (or the replacement thereof) in connection with the Transactions (the “Revolver Financing”), including (i) participating in the marketing and syndication efforts related to the Revolver Financing, (ii) participating in the preparation of rating agency presentations and meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders, in each case, with respect to the Revolver Financing, (iii) delivering to the financing sources as promptly as reasonably practicable such financial and other information customary or reasonably necessary for the completion of the Revolver Financing and (iv) providing authorization letters to the financing sources authorizing the distribution of information to prospective lenders containing a representation to the financing sources that the information provided for inclusion in the public side versions of such documents, if any, does not include material non-public information about Parent or the Company, as applicable, or their respective securities.

Section 6.17 Dividend Coordination. After the date of this Agreement, each of Parent and the Company shall coordinate with the other with respect to the declaration of any dividends in respect of Parent Shares and Company Shares and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Company Shares shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Company Shares and any Parent Shares any such holder receives in exchange therefor in the Merger.

Section 6.18 Obligations of Merger Sub. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform when due all of its obligations under this Agreement.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by mutual agreement of Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a) Shareholder Approval. Each of the Company Shareholder Approval and the Parent Shareholder Required Approvals shall have been obtained;

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

(c) No Illegality or Injunction. No (i) Law, (ii) injunction, restraint or prohibition by any court of competent jurisdiction or (iii) injunction, order or prohibition under any Antitrust Law by any Relevant Authority of competent jurisdiction that prohibits consummation of the Merger shall have been enacted or entered and shall continue to be in effect to prohibit consummation of the Merger;

(d) Regulatory Approvals. (i) Any applicable waiting period (or extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated, and (ii) all consents of, or filings with, the Relevant Authorities set forth in Section 7.1(d)(ii) of the Company Disclosure Letter and Section 7.1(d)(ii) of the Parent Disclosure Letter shall have been obtained and shall be in full force and effect at the Closing and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be;

(e) Parent Share Consolidation. The Parent Share Consolidation shall have occurred;

(f) Irish Prospectus. An Irish Prospectus in relation to the Parent Shares shall, if required by Irish Prospectus Law, have been approved by the CBI, and made available to the public in accordance with Irish Prospectus Law;

(g) Listing. The Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(h) Financing. The Debt Financing shall be available for borrowing on the Closing Date on the terms and conditions set forth in the Debt Commitment Letter, or upon terms and conditions that are no less favorable, in the aggregate, and that comply with the terms and conditions set forth in Section 6.16(c).

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent) on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first two sentences of Section 3.2(a), in the penultimate sentence of Section 3.11 and in Section 3.22 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for breaches of representations and warranties that are de minimis in the aggregate; (ii) the representations and warranties set forth in the first three sentences of Section 3.1(a) and in Section 3.3(a), Section 3.13(b), Section 3.19 and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to “materiality,” “Company Material Adverse Effect,” or similar qualifiers contained therein (other than in the term “Company Material Contract”)) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect; and

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver in writing by the Company) on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in the first two sentences of Section 4.2(a), in the penultimate sentence of Section 4.11 and in Section 4.22 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for breaches of representations and warranties that are de minimis in the aggregate; (ii) the representations and warranties set forth in the first four sentences of Section 4.1(a) and in Section 4.3(a), Section 4.19 and Section 4.24 shall be true and correct in all material respects as of the date of this

Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); and (iii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect” or similar qualifiers contained therein (other than in the term “Parent Material Contract”)) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect; and

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Shareholder Approval or the Parent Shareholder Required Approvals, if applicable) as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, prior to the Effective Time, if there has been a breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Article VII not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days following delivery of notice thereof to the defaulting Party by the non-defaulting Party or (ii) three (3) business days before the Outside Date); provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c) by either Parent or the Company, if the Effective Time shall not have occurred by 5:00 pm, New York City time, on October 24, 2016 (the “Outside Date”); provided that if on such date all of the conditions set forth in Article VII have been satisfied or waived (other than the conditions set forth in Section 7.1(c) and Section 7.1(d) and those conditions that by their nature can only be satisfied at the Closing), then the Outside Date shall be automatically extended to 5:00 pm, New York City time on January, 24, 2017; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date;

(d) by Parent, if, prior to receipt of the Company Shareholder Approval, (i) the Company Board of Directors shall have effected a Company Change of Recommendation in response to a Company Superior Proposal or in response to a Company Intervening Event (other than a Company Intervening Event of the type described in clause (b) of the definition of such term), (ii) the Company Board of Directors shall have effected a Company Change of Recommendation in response to a Company Intervening Event of the type described in clause (b) of the definition of such term or (iii) the Company shall have made a Willful Breach of its obligations under Section 5.3 or Section 5.5(d), other than in the case of Section 5.3, where (A) such Willful Breach is a result of an isolated action by a Person that is a Representative of the Company (other than a director or officer of the Company or any of its Subsidiaries), (B) such Willful Breach was not caused by, or within the knowledge of, the Company or any of its directors or officers, (C) the Company takes appropriate actions to remedy such Willful Breach upon discovery thereof and (D) Parent is not harmed in any material respect as a result thereof;

(e) by the Company, if, prior to receipt of the Parent Shareholder Required Approvals, (i) the Parent Board of Directors shall have effected a Parent Change of Recommendation in response to a Parent Superior Proposal or in response to a Parent Intervening Event (other than a Parent Intervening Event of the type described in clause (b) of the definition of such term), (ii) the Parent Board of Directors shall have effected a Parent Change of Recommendation in response to a Parent Intervening Event of the type described in clause (b) of the definition of such term or (iii) Parent shall have made a Willful Breach of its obligations under Section 5.4 or Section 5.5(e), other than in the case of Section 5.4, where (A) such Willful Breach is a result of an isolated action by a Person that is a Representative of Parent (other than a director or officer of Parent or any of its Subsidiaries), (B) such Willful Breach was not caused by, or within the knowledge of, Parent or any of its directors or officers, (C) Parent takes appropriate actions to remedy such Willful Breach upon discovery thereof and (D) the Company is not harmed in any material respect as a result thereof;

(f) by either the Company or Parent if a Relevant Authority of competent jurisdiction, that is in a jurisdiction that is material to the business and operations of the Company and Parent, taken together, shall have issued a final, non-appealable order, injunction, decree, ruling or Law in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(g) by either the Company or Parent, if the Company Special Meeting (as it may be adjourned or postponed) shall have concluded and the Company Shareholder Approval shall not have been obtained; or

(h) by either Parent or the Company, if the Parent Special Meeting (as it may be adjourned or postponed) shall have concluded and the Parent Shareholder Required Approvals shall not have been obtained;

(i) by the Company, if a Company Intervening Event of the type described in clause (b) of the definition of such term occurs, and the Company Board of Directors concludes in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that the failure to terminate this Agreement in response to such Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall have provided prior written notice to Parent, at least ten (10) business days in advance, of the Company Board of Directors’ intention to terminate this Agreement and the reasons therefor; provided, further, that the Company Board of Directors shall take into account any changes to the terms of this Agreement or other mitigating factors or structural changes proposed by Parent in response to such prior written notice or otherwise, and during such ten (10) business day period the Company shall engage in good faith negotiations with the Company regarding any changes to the terms of this Agreement or other mitigating factors or structural changes proposed by Parent; provided, further, that if such Company Intervening Event occurs less than ten (10) business days prior to the scheduled Closing Date, the ten (10) business day period contemplated in this Section 8.1(i) shall be shortened such that it will expire as of the close of business on the business day preceding the scheduled Closing Date; or

(j) by Parent, if a Parent Intervening Event of the type described in clause (b) of the definition of such term occurs, and the Parent Board of Directors concludes in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that the failure to terminate this Agreement in response to such Parent Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Parent shall have provided prior written notice to the Company, at least ten (10) business days in advance, of the Parent Board of Directors’ intention to terminate this Agreement and the reasons therefor; provided, further, that the Parent Board of Directors shall take into account any changes to the terms of this Agreement or other mitigating factors or structural changes proposed by the Company in response to such prior written notice or otherwise, and during such ten (10) business day period Parent shall engage in good faith negotiations with Parent regarding any changes to the terms of this Agreement or other mitigating factors or structural changes proposed by the Company; provided, further, that if such Parent Intervening Event occurs less than ten (10) business days prior to the scheduled Closing Date, the ten (10) business day period contemplated in this Section 8.1(j) shall be shortened such that it will expire as of the close of business on the business day preceding the scheduled Closing Date.

Section 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate (except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.13 shall survive such termination) and there shall be no liability on the part of Parent, Merger Sub or TIFSA, on the one hand, or the Company, on the other hand, to the other except

(i) as provided in Section 8.2(b) or Section 8.2(c), as applicable, or (ii) liability arising out of or resulting from fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. The Parties acknowledge and agree that a Party’s measure of damages for any Willful Breach of this Agreement by another Party may include the loss of the economic benefits of the transactions contemplated by this Agreement to the holders of such Party’s common stock.

(b) Reimbursement of Parent Expenses; Company Termination Fee; Company Specified Termination Fee.

(i) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(g) and the Parent Shareholder Required Approvals have been obtained, then, within three (3) business days after such termination, the Company shall pay to TIFSA any and all documented fees and expenses of third parties (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives), but excluding any VAT for which Parent (or any member of a VAT Group of which Parent is a member) is entitled to a refund, repayment or credit from any relevant Tax authority, actually incurred, paid or payable by or on behalf of Parent or any of its Subsidiaries in connection with the authorization, preparation, negotiation, execution, performance, termination or abandonment of this Agreement and the Transactions (the “Parent Expenses”), in an aggregate amount not to exceed the sum of (x) all fees and expenses incurred by Parent in connection with the Debt Commitment Letter and the Debt Financing up to an aggregate amount of $65 million plus (y) $35 million in cash; provided that the payment by the Company of the Parent Expenses pursuant to this Section 8.2(b)(i) shall not relieve the Company of any obligation to pay the Company Termination Fee pursuant to Section 8.2(b)(ii) or Section 8.2(b)(iii) or the Company Specified Termination Fee pursuant to Section 8.2(b)(iv), as applicable, except to the extent indicated in Section 8.2(b)(ii), Section 8.2(b)(iii) or Section 8.2(b)(iv), as applicable.

(ii) If (A) either Parent or the Company terminates this Agreement pursuant to Section 8.1(g), (B) after the date hereof, a Company Competing Proposal shall have been made known to senior management of the Company or shall have been made directly to the Shareholders of the Company or otherwise publicly disclosed (and in each case, whether or not such proposal or intention was withdrawn prior to the date of the Company Special Meeting), and (C) (1) any Company Competing Proposal is consummated within twelve (12) months of such termination or (2) the Company enters into a definitive agreement providing for a Company Competing Proposal within twelve (12) months of such termination, then within one (1) business day after the date on which such Company Competing Proposal is consummated or a definitive agreement is entered into, the Company shall pay to TIFSA a fee of $375 million in cash (the “Company Termination Fee”); provided that any Parent Expenses paid by the Company to TIFSA pursuant to Section 8.2(b)(i) shall be credited against, and shall thereby reduce, the amount of the Company Termination Fee that otherwise would be required to be paid by the Company to TIFSA. Solely for purposes of this Section 8.2(b)(ii), the term “Company Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” and “80%” being deemed to be replaced with references to “50%.”

(iii) If (A) (i) Parent terminates this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii) and (ii) the Parent Board of Directors has not made a Parent Change of Recommendation, and Parent confirms to the Company in writing that the Parent Board of Directors has determined in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that it continues to make the Parent Board Recommendation and does not intend to make a Parent Change of Recommendation or (B) (x) either Parent or the Company terminates this Agreement pursuant to Section 8.1(g), (y) there has been a Company Change of Recommendation in response to a Company Superior Proposal or in response to a Company Intervening Event (other than a Company Intervening Event of the type described in clause (b) of the definition of such term), and (z) the Parent Board of Directors has not made a Parent Change of Recommendation, and Parent confirms to the Company in writing that the Parent Board of Directors has determined in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that the Merger is and continues to be in the best interest of Parent and its shareholders, then within three (3) business days after such termination, the Company shall pay to TIFSA the Company Termination Fee; provided that any Parent Expenses paid by the Company to TIFSA pursuant to Section 8.2(b)(i) shall be credited against, and shall thereby reduce, such Company Termination Fee.

(iv) If (A) (i) Parent terminates this Agreement pursuant to Section 8.1(d)(ii) and (ii) the Parent Board of Directors has not made a Parent Change of Recommendation prior to such termination, and Parent confirms in writing to the Company that the Parent Board of Directors has determined in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that it continues to make the Parent Board Recommendation and does not intend to make a Parent Change of Recommendation, (B) (1) either Parent or the Company terminates this Agreement pursuant to Section 8.1(g), (2) there has been a Company Change of Recommendation in response to a Company Intervening Event of the type described in clause (b) of the definition of such term and (3) the Parent Board of Directors has not made a Parent Change of Recommendation, and Parent confirms to the Company in writing that the Parent Board of Directors has determined in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that the Merger is and continues to be in the best interest of Parent and its shareholders, or (C) (x) the Company terminates this Agreement pursuant to Section 8.1(i) and (y) the Parent Board of Directors has not made a Parent Change of Recommendation prior to such termination, and Parent confirms in writing to the Company during the ten (10) business day period referenced in Section 8.1(i) that the Parent Board of Directors has determined in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that the Merger is and continues to be in the best interest of Parent and its shareholders, then within three (3) business days after such termination, the Company shall pay to TIFSA a fee of $500 million in cash (the “Company Specified Termination Fee”); provided that any Parent Expenses paid by the Company to TIFSA pursuant to Section 8.2(b)(i) shall be credited against, and shall thereby reduce, the such Company Specified Termination Fee.

(v) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv) of this Section 8.2(b), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall the Company be obligated to reimburse the Parent Expenses or be obligated to pay the Company Termination Fee or the Company Specified Termination Fee, as applicable, on more than one (1) occasion each, and in no event shall the aggregate payments pursuant to this Section 8.2(b) exceed the Company Termination Fee or the Company Specified Termination Fee, as applicable.

(vi) The Company confirms that it is solely established outside of the European Union for VAT purposes.

(vii) Any payment made by the Company pursuant to this Section 8.2(b) shall be made free and clear of any United States federal withholding Tax; provided that (A) Parent or TIFSA (as applicable) has delivered to the Company, in advance of the payment, an opinion of nationally recognized Tax counsel, which counsel is reasonably acceptable to the Company, that concludes that United States federal withholding Tax should not be required to be withheld by the Company in respect of such payment (taking into account the intended payee) and (B) Parent or TIFSA (as applicable) shall have provided to the Company, in advance of the payment, a properly completed original IRS Form W-8 and/or such other documentation required under the Code to establish that Parent or TIFSA (as applicable) is not subject to deduction or withholding of United States federal withholding Tax with respect to the payment. Parent hereby agrees to indemnify the Company for any liability with respect to any United States federal withholding Tax imposed on any payment made pursuant to this Section 8.2, and further agrees to indemnify and hold the Company harmless (on an “after Tax basis”) against any losses, damages, or expenses (including attorney’s and accountant’s fees) of the Company or any of its Subsidiaries arising out of or relating to the Company’s agreement not to withhold United States federal withholding Taxes from such payment, such indemnity obligations to remain in effect until sixty (60) days following the expiration of the statute of limitations with respect to the collection of such Taxes. For these purposes, “after-Tax basis” means that to the extent that the amount payable pursuant to this Section 8.2(b) is subject to a deduction or withholding required by law in respect of Tax or is subject to any Tax in the hands of the Company, it shall be increased as necessary so as to ensure that, after taking into account the amount in respect of Tax required to be deducted or withheld from, and the Tax imposed on, such amount, the Company receives an amount equal to the amount it would have received had no such Tax been deducted, withheld or imposed. In connection with any proceeding commenced against the Company by a U.S. Tax authority with respect to having not withheld on a payment made to Parent or TIFSA pursuant to this Section 8.2(b), the Parties shall reasonably cooperate to resolve any such proceeding.

(c) Reimbursement of Company Expenses; Parent Termination Fee; Parent Specified Termination Fee.

(i) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(h) and the Company Shareholder Approval has been obtained, then, within three (3) business days after such termination, TIFSA shall pay to the Company any and all documented fees and expenses of third parties (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives), actually incurred, paid or payable by or on behalf of the Company or any of its Subsidiaries in connection with the authorization, preparation, negotiation, execution, performance, termination or abandonment of this Agreement and the Transactions (the “Company Expenses”), in an aggregate amount not to exceed $35 million in cash; provided that the payment by TIFSA of the Company Expenses pursuant to this Section 8.2(c)(i) shall not relieve TIFSA of any obligation to pay the Parent Termination Fee pursuant to Section 8.2(c)(ii) or Section 8.2(c)(iii) or the Parent Specified Termination Fee pursuant to Section 8.2(c)(iv), as applicable, except to the extent indicated in Section 8.2(c)(ii), Section 8.2(c)(iii) or Section 8.2(c)(iv), as applicable.

(ii) If (A) either Parent or the Company terminates this Agreement pursuant to Section 8.1(h), (B) after the date hereof, a Parent Competing Proposal shall have been made known to senior management of Parent or shall have been made directly to the Shareholders of Parent or otherwise publicly disclosed (and in each case, whether or not such proposal or intention was withdrawn prior to the date of the Parent Special Meeting) and (C) (1) any Parent Competing Proposal is consummated within twelve (12) months of such termination or (2) Parent enters into a definitive agreement providing for a Parent Competing Proposal within twelve (12) months of such termination, then, within one (1) business day following the date on which such Parent Competing Proposal is consummated or a definitive agreement is entered into, TIFSA shall pay to the Company a fee of $375 million in cash (the “Parent Termination Fee”); provided that any Company Expenses paid by TIFSA to the Company pursuant to Section 8.2(c)(i) shall be credited against, and shall thereby reduce, the amount of the Parent Termination Fee that otherwise would be required to be paid by TIFSA to the Company. Solely for purposes of this Section 8.2(c)(ii), the term “Parent Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” and “80%” being deemed to be replaced with references to “50%.”

(iii) If (A) (i) the Company terminates this Agreement pursuant to Section 8.1(e)(i) or Section 8.1(e)(iii) and (ii) the Company Board of Directors has not made a Company Change of Recommendation, and the Company confirms to Parent in writing that the Company Board of Directors has determined in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that it continues to make the Company Board Recommendation and does not intend to make a Company Change of Recommendation or (B) (x) either Parent or the Company terminates this Agreement pursuant to Section 8.1(h), (y) there has been a Parent Change of Recommendation in response to a Parent Superior Proposal or in response to a Parent Intervening Event (other than a Parent Intervening Event of the type described in clause (b) of the definition of such term, and (z) the Company Board of Directors has not made a Company Change of Recommendation, and the Company confirms to Parent in writing that the Company Board of Directors has determined in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that the Merger is and continues to be in the best interest of the Company and its shareholders, then within three (3) business days after such termination, TIFSA shall pay to the Company the Parent Termination Fee; provided that any Company Expenses paid by TIFSA to the Company pursuant to Section 8.2(c)(i) shall be credited against, and shall thereby reduce, such Parent Termination Fee.

(iv) If (A) (i) the Company terminates this Agreement pursuant to Section 8.1(e)(ii) and (ii) the Company Board of Directors has not made a Company Change of Recommendation prior to such termination, and the Company confirms in writing to Parent that the Company Board of Directors has determined in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that it continues to make the Company Board Recommendation and does not intend to make a Company Change of Recommendation, (B) (1) either the Company or Parent terminates this Agreement pursuant to Section 8.1(h), (2) there has been a Parent Change of Recommendation in response to a Parent Intervening Event of the type described in clause (b) of the definition of such term, and (3) the Company Board of Directors has not made a Company Change of Recommendation, and the Company confirms to Parent in writing that the Company Board of Directors has determined in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that the Merger is and continues to be in the best interest of the Company and its shareholders, or (C) (x) Parent terminates this Agreement pursuant to Section 8.1(j) and (y) the Company Board of Directors has not made a Company Change of Recommendation prior to such termination, and the Company confirms in writing to Parent during the ten (10) business day period referenced in Section 8.1(j) that the Company Board of Directors has determined in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that the Merger is and continues to be in the best interest of the Company and its shareholders, then within three (3) business days after such termination, TIFSA shall pay to the Company a fee of $500 million in cash (the “Parent Specified Termination Fee”); provided that any Company Expenses paid by TIFSA to the Company pursuant to Section 8.2(c)(i) shall be credited against, and shall thereby reduce, such Parent Specified Termination Fee.

(v) In the event any amount is payable pursuant to the preceding clauses (i), (ii), (iii) or (iv) of this Section 8.2(c), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. In no event shall (A) TIFSA be obligated to reimburse the Company Expenses or be obligated to pay the Parent Termination Fee or Parent Specified Termination Fee, as applicable, on more than one (1) occasion each or (B) the aggregate payments pursuant to this Section 8.2(c) exceed the Parent Termination Fee or Parent Specified Termination Fee, as applicable.

(d) Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. In addition, if the Company or TIFSA, as applicable, shall fail to pay any amounts due pursuant to Section 8.2(b) or Section 8.2(c), as applicable, and, in order to obtain such payment, the Company or TIFSA, as applicable, commences a suit that results in a judgment against the other Party for the amounts set forth in this Section 8.2, the Company or TIFSA, as applicable shall also pay to the other Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published The Wall Street Journal in effect on the date such payment was required to be made. Except with respect to liability or damage resulting from fraud or a Willful Breach by the Company or Parent, as applicable, of any of their respective representations, warranties, covenants or agreements set forth in this Agreement, if this Agreement is terminated in accordance with its terms and such termination gives rise to the obligation of (i) the Company to pay the Company Termination Fee or the Company Specified Termination Fee pursuant to, and such fee is paid to TIFSA pursuant to, Section 8.2(b)(ii), Section 8.2(b)(iii) or Section 8.2(b)(iv), as applicable, or (ii) TIFSA to pay the Parent Termination Fee or Parent Specified Termination Fee pursuant to, and such fee is paid to the Company pursuant to, Section 8.2(c)(ii), Section 8.2(c)(iii) or Section 8.2(c)(iv), as applicable, then in each such case, the payment of such fee shall be considered Parent’s and TIFSA’s sole and exclusive remedy against the Company or the Company’s sole and exclusive remedy against Parent or TIFSA, respectively, for any liability or damage relating to or arising out of this Agreement or the Transactions.

(e) None of the Financing Sources shall have any liability to the Company or any Person that is an Affiliate of the Company prior to giving effect to the Merger relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Person that is an Affiliate of the Company prior to giving effect to the Merger shall have any rights or claims directly against any of the Financing Sources hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Shareholder Approval or the Parent Shareholder Required Approvals, as applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the receipt of the Company Shareholder Approval and the Parent Shareholder Required Approvals, as applicable, no amendment shall be made which by Law requires further approval by the holders of Company Shares or the holders of Parent Shares, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding anything to the contrary contained herein, this Section 9.1(a) and Section 8.2(e), Section 9.9(b), Section 9.11 and Section 9.12 may not be amended, modified, supplemented or waived in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources that are party to the Debt Commitment Letter.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent or Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any of Parent, Merger Sub or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Parent, Merger Sub or the Company, as applicable, contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent, Merger Sub or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally all Expenses incurred in connection with printing, filing and mailing the Joint Proxy Statement/Prospectus and Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement/Prospectus and Form S-4.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent if sent by email or facsimile to the Party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 9.4 and either (ii) (A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 9.4 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” replies) or facsimile or any other method described in this Section 9.4, or (c) when delivered if sent by a courier (with confirmation of delivery) to the Party to be notified; in each case at the following address:

if to the Company, to:

Johnson Controls, Inc.

5757 N. Green Bay Avenue

Milwaukee, WI 53209

Attention:       General Counsel

Facsimile:       CO-GeneralCounsel@jci.com

Email:             414-524-3200

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:       Andrew R. Brownstein

      David K. Lam

Facsimile:       (212) 403-2000

Email:             ARBrownstein@wlrk.com

          DKLam@wlrk.com

and

A & L Goodbody

1 North Wall Quay

International Financial Services Centre

Dublin 1, Ireland

Attention:       Alan Casey

Facsimile:       +353 (0) 1 649 2649

Email:             acasey@algoodbody.com

and if to Parent or Merger Sub, to:

Tyco International plc

c/o Tyco International Management Company

9 Roszel Road

Princeton, NJ 08540

Attention:          Judith A. Reinsdorf

Facsimile:          (609) 720-4320

Email:                 jreinsdorf@tyco.com

with a copy to:

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, NY 10017

Attention:         Alan M. Klein

       Elizabeth A. Cooper

Facsimile:        (212) 455-2502

Email:              AKlein@stblaw.com

       ECooper@stblaw.com

and

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin, Ireland D02 CK83

Attention:         Stephen Ranalow

Facsimile:         +353 1 618 0618

Email:               stephen.ranalow@arthurcox.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Antitrust Laws” mean any antitrust, competition, trade regulation or foreign investment Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, or to prohibit, restrict or regulate foreign investment, influence, ownership or control, including the DPA.

“Bribery Act” means the United Kingdom Bribery Act 2010.

“Bribery Legislation” means all and any of the following if and as they may be applicable to the Company, Parent and/or their respective Subsidiaries by their terms: the FCPA; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Parent or the Company or any of their respective Subsidiaries operates.

“business days” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York and Dublin, Ireland are authorized or required by applicable Law to be closed.

“CBI” means the Central Bank of Ireland.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Acts” means the Irish Companies Act 2014 and every statutory modification, reenactment, or replacement thereof for the time being in force.

“Company Articles” means the Restated Articles of Incorporation of the Company in effect on the date hereof.

“Company Benefit Plan” means each employee or director benefit plan, program, policy, agreement or arrangement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or other material fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute, in each case, other than a Multiemployer Plan.

“Company Bylaws” means the By-laws of the Company in effect on the date hereof.

“Company Competing Proposal” means any bona fide proposal or bona fide offer made by a Person or group (other than a proposal or offer by Parent or any of the Parent Subsidiaries) for (a) the acquisition by any Person of 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of the Company’s Subsidiaries); (b) the acquisition by any Person (or the stockholders of any Person) of 20% or more of the outstanding capital stock, other equity securities or voting power of the Company; or (c) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving the Company as a result of which the holders of the Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, in each case other than the Merger.

“Company Deferred Compensation Plans” means the Johnson Controls, Inc. Executive Deferred Compensation Plan, the Johnson Controls, Inc. Deferred Compensation Plan for Certain Directors and the Johnson Controls, Inc. Retirement Restoration Plan.

“Company Employees” means employees of the Company and its Subsidiaries.

“Company Equity Plans” means, collectively, Johnson Controls, Inc. 2012 Omnibus Incentive Plan, the Johnson Controls, Inc. 2007 Stock Option Plan, the Johnson Controls, Inc. 2003 Stock Plan for Outside Directors, the Johnson Controls, Inc. 2001 Restricted Stock Plan and the Johnson Controls, Inc. 2000 Stock Option Plan.

“Company ESPPs” means, collectively, the Johnson Controls, Inc. Common Stock Purchase Plan for Executives and the Johnson Controls, Inc. Automatic Dividend Reinvestment and Common Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Articles.

“Company Intervening Event” means any Effect that occurs after the date of this Agreement that (a) prior to the date of this Agreement was neither known nor reasonably foreseeable, except as set forth in clause (b), and that the Company Board of Directors determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) would reasonably be expected to materially adversely affect the expected benefits of the Merger to the Company shareholders from a financial point of view; or (b) except as set forth in Section 9.5(a) of the Company Disclosure Letter, is a change in or issuance of, or proposed change in or issuance of, applicable Law that, when taking into account any Effect resulting therefrom and any other change in or issuance of, or proposed change in or issuance of, applicable Law and any Effect resulting therefrom (in each case, that occurs after the date of this Agreement), but not taking into account any other Effect that occurs after the date of this Agreement, the Company Board of Directors determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) would reasonably be expected to materially adversely affect the expected benefits of the Merger to the Company shareholders from a financial point of view (it being understood that if such Effect is a proposed change in or issuance of, applicable Law, in making such determination, the Company Board of Directors shall take into account the likelihood that such change in or issuance would occur and the impact that it would have on the expected benefits of the Merger to the Company shareholders); provided, however, that in no event shall a Company Intervening Event arise from (i) the receipt, existence of or terms of any Company Competing Proposal or any inquiry relating thereto or the consequences thereof or (ii) any Effect or Effects that has or have a material adverse effect on the assets, business, results of operations or financial condition of Parent and the Parent Subsidiaries, taken as a whole (unless such Effect or Effects has or have had or would reasonably be expected to have a Parent Material Adverse Effect or unless such Effect or Effects results from a change in or issuance of, or proposed change in or issuance of, applicable Law covered under clause (b) above).

“Company Joint Venture” means any Person set forth in Section 9.5(b) of the Company Disclosure Letter.

“Company Material Adverse Effect” means any Effect that has a material adverse effect on the assets, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, but shall not include (i) Effects to the extent arising from (A) changes generally affecting the industries in which the Company and the Company Subsidiaries operate in the United States or elsewhere, (B) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (C) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (D) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or GAAP or other accounting standards (or interpretations thereof), including changes or proposed changes in Law or interpretation thereof) (provided that in each of the foregoing clauses (A)-(C), such events may be taken into account to the extent the Company is disproportionately affected relative to other similarly situated companies) or (E) actions of the Company or any Company Subsidiary which Parent has expressly requested in writing; (ii) any decline in the stock price of the Company Shares on the NYSE or change in the credit rating of the Company or any Company Subsidiary or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline, change or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Company Material Adverse Effect); or (iii) any Effect resulting from the announcement or the existence of this Agreement or the Transactions or the consummation of the Transactions, including any litigation resulting or arising therefrom or with respect thereto (except that this clause (iii) shall not apply with respect to the Company’s representations and warranties in Section 3.3(c)).

“Company Shareholder Approval” means the affirmative vote of the holders of two-thirds of the shares of the Company entitled to vote upon the approval and adoption of the agreement of merger comprising this Agreement at the Company Special Meeting.

“Company Special Meeting” means the meeting of the holders of Company Shares for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide proposal or offer constituting a Company Competing Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be (a) more favorable to the shareholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 26, 2015, between Parent and the Company, as the same may be amended from time to time.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense or other commitment or undertaking of any nature that is intended to be legally binding, as in effect as of the date hereof or as may hereinafter be in effect; provided, however, that Contracts shall not include any Company Benefit Plan or Parent Benefit Plan.

“DPA” means the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, as codified at 50 U.S.C. App. § 2170, et seq., part 800 of section 31 of the Code of Federal Regulations.

“Effect” means any event, development, occurrence, circumstance, state of facts or change.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business (whether or not incorporated) that, together with, any other entity, trade or business is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, financing sources, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Financing Sources” means any agent, arranger, lender or other entity that has committed to provide or arrange, or has entered into definitive agreements related to, the Debt Financing, or any of such Person’s Affiliates or its or their respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents, representatives, successors or assigns.

“Global Trade Laws” means any U.S. or applicable non-U.S. law, regulation or order governing (a) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (b) any release of technology or software, controlled for export from the United States, in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (c) economic sanctions or embargoes; or (d) compliance with unsanctioned foreign boycotts. This definition includes, but is not limited to, the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. customs laws, and export, sanctions, and customs laws administered by other countries.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and (b) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” means all industrial and intellectual property rights under the laws of the United States or any foreign jurisdiction, including proprietary rights in and to: (a) patents and patent applications, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, and other source or business identifiers, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations, renewals, recordations, and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, schematics, drawings, formulae, technical data, techniques, protocols, business plans, specifications, research and development information, technology, and business plans to the extent protected as trade secrets or otherwise non-public, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (f) designs and (g) domain name registrations.

“Irish Prospectus” means the prospectus and any supplementary prospectus to be published, if required by Irish Prospectus Law, by Parent in relation to the Parent Share Issuance, together with the documents and information incorporated by reference therein.

“Irish Prospectus Law” means Part 23 of the Companies Acts, the Irish Prospectus Regulations and the Prospectus Rules.

“Irish Prospectus Regulations” means the Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) of Ireland (as amended from time to time).

“Irish Takeover Rules” means the Irish Takeover Panel Act, 1997, Takeover Rules, 2013, as amended.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge after reasonable inquiry of (a) the Persons listed in Section 9.5(c) of the Parent Disclosure Letter with respect to Parent or Merger Sub, or (b) the Persons listed in Section 9.5(c) of the Company Disclosure Letter with respect to the Company.

“Law” means any federal, state, local, foreign or supranational law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license, notice, guidance, guideline, treaty, ruling or permit or other requirements of any Relevant Authority having the force of law or any legal requirements arising under common law principles of law or equity (which shall include notices described in Section 7805(b) of the Code and proposed regulations published in the Internal Revenue Bulletin).

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Parent Allotment Authority” means an authority of the Parent Board of Directors to allot relevant securities (as defined in the Companies Acts) on such terms as the Company and Parent shall mutually agree.

“Parent Authorized Share Capital Increase” means an increase, effective as of or prior to the Effective Time, to the authorized share capital of Parent in an amount sufficient to enable the Parent Share Issuance to be effected or such other amount as the Company and Parent shall mutually agree.

“Parent Benefit Plan” means each employee or director benefit plan, program, policy, agreement or arrangement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or other material fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute, in each case, other than a Multiemployer Plan.

“Parent Competing Proposal” means any bona fide proposal or bona fide offer made by a Person or group (other than a proposal or offer by the Company or any of the Company Subsidiaries) for (a) the acquisition by any Person of 20% or more of the assets of Parent and the Parent Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of the Parent Subsidiaries); (b) the acquisition by any Person (or the stockholders of any Person) of 20% or more of the outstanding Parent Shares; or (c) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Parent as a result of which the holders of Parent Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, in each case other than the Merger.

“Parent Corporate Amendments” means the Parent Governing Documents Amendment, the Parent Name Change, the Parent Authorized Share Capital Increase, the Parent Allotment Authority, the Parent Pre-emption Waiver and the Parent Distributable Reserves Creation.

“Parent Corporate Amendments Approvals” means the Parent Shareholder Governing Documents Approval, the Parent Shareholder Name Change Approval, the Parent Shareholder Authorized Share Capital Increase Approval, the Parent Shareholder Allotment Authority Approval, the Parent Shareholder Pre-emption Waiver Approval and the Parent Shareholder Distributable Reserves Approval.

“Parent Distributable Reserves Creation” means the reduction of the share premium of Parent resulting from the Transaction (if any), to allow the creation of distributable reserves of Parent in an amount and form that the Company and Parent shall mutually agree.

“Parent Employees” means employees of Parent and its Subsidiaries.

“Parent Equity Plans” means Parent’s 2012 Share and Incentive Plan and Parent’s 2004 Share and Incentive Plan.

“Parent Governing Documents Amendment” means the amendment and restatement of the Parent Memorandum and Articles of Association in the form attached hereto as Exhibit B, with such other changes as the Company and Parent shall mutually agree.

“Parent Intervening Event” means any Effect that occurs after the date of this Agreement that (a) prior to the date of this Agreement was neither known nor reasonably foreseeable except as set forth in clause (b), and that the Parent Board of Directors determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel) would reasonably be expected to materially adversely affect the expected benefits of the Merger to the Parent shareholders from a financial point of view; or (b) except as set forth in Section 9.5(a) of the Parent Disclosure Letter, is a change in or issuance of, or proposed change in or issuance of, applicable Law that, when taking into account any Effect resulting therefrom and any other change in or issuance of, or proposed change in or issuance of, applicable Law and any Effect resulting therefrom, but not taking into account any other Effect that occurs after the date of this Agreement, the Parent Board of Directors determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel) would reasonably be expected to materially adversely affect the expected benefits of the Merger to the Parent shareholders from a financial point of view (it being understood that if such Effect is a proposed change in or issuance of, applicable Law, in making such determination, the Parent Board of Directors shall take into account the likelihood that such change in or issuance would occur and the impact that it would have on the expected benefits of the Merger to the Parent shareholders); provided, however, that in no event shall a Parent Intervening Event arise from (i) the receipt, existence of or terms of any Parent Competing Proposal or any inquiry relating thereto or the consequences thereof or (ii) any Effect or Effects that has or have a material adverse effect on the assets, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (unless such Effect or Effects has or have had or would reasonably be expected to have a Company Material Adverse Effect or unless such Effect or Effects results from a change in or issuance of, or proposed change in or issuance of, applicable Law covered under clause (b) above).

“Parent Joint Venture” means any Person set forth in Section 9.5(b) of the Parent Disclosure Letter.

“Parent Material Adverse Effect” means any Effect that has a material adverse effect on the assets, business, results of operations or financial condition of Parent and the Parent Subsidiaries, taken as a whole, but shall not include (i) Effects to the extent arising from (A) changes generally affecting the industries in which Parent and Parent Subsidiaries operate in the United States or elsewhere, (B) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (C) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (D) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or GAAP or other accounting standards (or interpretations thereof), including changes or proposed changes in Law or interpretation thereof) (provided that in each of the foregoing clauses (A)-(C), such events may be taken into account to the extent Parent is disproportionately affected relative to other similarly situated companies) or (E) actions of Parent or any Parent Subsidiary which the Company has expressly requested in writing; or (ii) any decline in the stock price of the Parent Shares on the NYSE or change in the credit rating of Parent or any Parent Subsidiary or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline, change or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Parent Material Adverse Effect); or (iii) any Effect resulting from the announcement or the existence of this Agreement or the Transactions or the consummation of the Transactions, including any litigation resulting or arising therefrom or with respect thereto (except that this clause (iii) shall not apply with respect to Parent’s representations and warranties in Section 4.3(c)).

“Parent Name Change” means the issuance of a Certificate of Incorporation on Change of Name by the Irish Companies Registration Office so that, effective as of the Effective Time or as promptly as reasonably practicable thereafter, the name of Parent shall be “Johnson Controls plc.”

“Parent Pre-emption Waiver” means the disapplication of statutory pre-emption rights on such terms as the Company and Parent shall mutually agree.

“Parent Share Consolidation” means a consolidation under the Parent Memorandum and Articles of Association of the Parent Shares whereby, immediately prior to the Effective Time, every issued and unissued Parent Share of par value $0.01 each will be consolidated into a number of Parent Shares equal to the Share Consolidation Ratio.

“Parent Share Issuance” means the issuance of Parent Shares in connection with the Merger as contemplated by this Agreement.

“Parent Shareholder Allotment Authority Approval” means the passing of an ordinary resolution by the affirmative vote of holders of Parent Shares representing a majority of the votes cast on the proposal at the Parent Special Meeting approving the Parent Allotment Authority.

“Parent Shareholder Approvals” means the Parent Shareholder Issuance Approval and the Parent Corporate Amendments Approvals.

“Parent Shareholder Authorized Share Capital Increase Approval” means the passing of an ordinary resolution by the affirmative vote of holders of Parent Shares representing a majority of the votes cast on the proposal at the Parent Special Meeting approving the Parent Authorized Share Capital Increase.

“Parent Shareholder Distributable Reserves Approval” means the passing of a special resolution at the Parent Special Meeting by the affirmative vote of holders of Parent Shares representing at least 75% of the votes cast on the proposal at such meeting approving the Parent Distributable Reserves Creation.

“Parent Shareholder Governing Documents Approval” means the passing of a special resolution by the affirmative vote of holders of Parent Shares representing at least 75% of the votes cast on the proposal at the Parent Special Meeting approving the Parent Governing Documents Amendment.

“Parent Shareholder Issuance Approval” means the passing of an ordinary resolution by the affirmative vote of holders of Parent Shares representing a majority of the votes cast on the proposal at the Parent Special Meeting approving the Parent Share Issuance.

“Parent Shareholder Name Change Approval” means the passing of a special resolution by the affirmative vote of holders of Parent Shares representing at least 75% of the votes cast on the proposal at the Parent Special Meeting approving the Parent Name Change.

“Parent Shareholder Pre-emption Waiver Approval” means the passing of a special resolution by the affirmative vote of holders of Parent Shares representing at least 75% of the votes cast on the proposal at the Parent Special Meeting approving the Parent Pre-emption Waiver.

“Parent Shareholder Required Approvals” means the Parent Shareholder Issuance Approval, the Parent Shareholder Share Consolidation Approval, the Parent Shareholder Governing Documents Approval, the Parent Shareholder Name Change Approval and the Parent Shareholder Authorized Share Capital Increase Approval. The Parties agree that the receipt of none of the following shall be a condition to the consummation of the Merger: the Parent Shareholder Distributable Reserves Approval; the Parent Shareholder Allotment Authority Approval; or the Parent Shareholder Pre-emption Waiver Approval.

“Parent Shareholder Share Consolidation Approval” means the passing of an ordinary resolution by the affirmative vote of holders of Parent Shares representing a majority of the votes cast on the proposal at the Parent Special Meeting approving the Parent Share Consolidation.

“Parent Special Meeting” means the extraordinary general meeting of the holders of Parent Shares for the purpose of seeking the Parent Shareholder Approvals, including any postponement or adjournment thereof.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Superior Proposal” means a bona fide proposal or offer constituting a Parent Competing Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%), which the Parent Board of Directors determines in good faith after consultation with Parent’s financial advisors and outside legal to be (a) more favorable to the shareholders of Parent from a financial point of view than the Transactions, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Parent Tax Sharing Agreements” means (i) the Tax Sharing Agreement by and among Tyco International Ltd., Covidien Ltd. and Tyco Electronics Ltd., dated June 29, 2007 and (ii) the Tax Sharing Agreement, dated September 28, 2012, by and among Pentair Ltd., Tyco International Ltd., TIFSA and The ADT Corporation.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Relevant Authority or other entity or organization.

“Prospectus Rules” means the Prospectus Rules issued by the CBI pursuant to Section 1363 of the Companies Acts (as amended from time to time).

“Relevant Authority” means any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, legislative body (including any congressional committee), political subdivision, bureau or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Irish Takeover Panel, the SEC, the United States Department of the Treasury and the IRS.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent, Merger Sub or the Company, as applicable, and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share Consolidation Ratio” means 0.955.

“Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is material or constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Spinco” means the registrant identified in the Form 10 to be filed in connection with the Spin Off.

“Spinco Business” means the business and operations of the Company’s Automotive Experience business that will be separated from the Company in connection with the Spin Off as set forth in Section 5.7 of the Company Disclosure Letter.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or antitakeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Relevant Authority or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, escheat, unclaimed property, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Relevant Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“TIFSA” means Tyco International Finance S.A.

“Transaction Documents” means this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement.

“VAT” means any Tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any tax similar or replacing the same and any similar tax in any other jurisdiction.

“VAT Group” means a “group” as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction.

“WDFI” means the Department of Financial Institutions of the State of Wisconsin.

“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a Party, or a Representative or a Subsidiary of such Party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

“Withdrawal Liability” means any liability to a Multiemployer Plan determined under Part I of Subtitle E of Title IV of ERISA as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in Sections 4203 and 4205, respectively, of ERISA.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Aggregate Cash Consideration	Section 2.1(b)
Agreement	Preamble
Articles of Merger	Section 1.3
Book-Entry Shares	Section 2.2(b)
Borrower	Section 4.25(a)
Cash Consideration	Section 2.1(a)
Cash Electing Share	Section 2.1(a)
Cash Election	Section 2.1(a)
Cash Election Amount	Section 2.1(b)
Cash Fraction	Section 2.1(b)(i)
CERCLA	Section 3.8
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.10(a)
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 3.2(a)
Company Cash Awards	Section 2.3(g)
Company Change of Recommendation	Section 5.3(c)
Company Common Stock	Recitals
Company D&O Insurance	Section 6.4
Company Deferred Awards	Section 2.3(f)
Company Disclosure Letter	Article III
Company Equity Awards	Section 2.3(h)

Company Expenses	Section 8.2(c)(i)
Company Foreign Plan	Section 3.10(d)
Company Indemnified Parties	Section 6.4
Company Leased Real Property	Section 3.17(b)
Company Material Contracts	Section 3.20(a)
Company Owned Real Property	Section 3.17(a)
Company Permits	Section 3.7(b)
Company Permitted Lien	Section 3.17(a)
Company Preferred Shares	Section 3.2(a)
Company PSU Award	Section 2.3(e)
Company Restricted Stock Award	Section 2.3(c)
Company RSU Award	Section 2.3(d)
Company SEC Documents	Section 3.4(a)
Company Shares	Recitals
Company Specified Termination Fee	Section 8.2(b)(iv)
Company Stock Appreciation Right	Section 2.3(b)
Company Stock Option	Section 2.3(a)
Company Termination Fee	Section 8.2(b)(ii)
Debt Commitment Letters	Section 4.25(a)
Debt Financing	Section 4.25(a)
DOJ	Section 6.2(b)
Effective Time	Section 1.3
Election	Section 2.9(a)
Election Deadline	Section 2.9(d)
Enforceability Exceptions	Section 3.3(a)
Environmental Laws	Section 3.8
Environmental Liability	Section 3.8
Environmental Permits	Section 3.8
Excess Shares	Section 2.7(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
Existing Parent Holder	Section 2.7(c)
First Succession Date	Section 6.10(a)
Form 10	Section 3.13(b)
Form of Election	Section 2.9(b)
Form S-4	Section 3.13
Fractional Share Consideration	Section 2.7(b)
FTC	Section 6.2(b)
GAAP	Section 3.4(b)
Hazardous Substance	Section 3.8
Holder	Section 2.9
Indemnified Parties	Section 6.4
Joint Proxy Statement/Prospectus	Section 3.13(a)
Lenders	Section 4.25(a)

Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 6.11(c)
Old Plans	Section 6.11(c)
Outside Date	Section 8.1(c)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Board Recommendation	Recitals
Parent Capitalization Date	Section 4.2(a)
Parent Cash Award	Section 2.3(g)
Parent Change of Recommendation	Section 5.4(c)
Parent D&O Insurance	Section 6.4
Parent Disclosure Letter	Article IV
Parent DSU Award	Section 2.4(d)
Parent Equity Awards	Section 2.4(e)
Parent Euro-Denominated Shares	Section 4.2(a)
Parent Expenses	Section 8.2(b)(i)
Parent Foreign Plan	Section 4.10(d)
Parent Indemnified Parties	Section 6.4
Parent Leased Real Property	Section 4.17(b)
Parent Material Contracts	Section 4.20(a)
Parent Memorandum and Articles of Association	Section 4.1(a)
Parent Owned Real Property	Section 4.17(a)
Parent Permits	Section 4.7(b)
Parent Permitted Lien	Section 4.17(a)
Parent Predecessor Entity	Section 4.4(a)
Parent Preferred Shares	Section 4.2(a)
Parent PSU Award	Section 2.4(c)
Parent RSU Award	Section 2.3(d)
Parent SEC Documents	Section 4.4(a)
Parent Share Appreciation Right	Section 2.3(b)
Parent Share Option	Section 2.3(a)
Parent Shares	Section 4.2(a)
Parent Specified Termination Fee	Section 8.2(c)(iv)
Parent Termination Fee	Section 8.2(c)(ii)
Parties	Preamble
Party	Preamble
Person	Section 5.3(g)
RCRA	Section 3.8
Release	Section 3.8
Removal, Remedial or Response	Section 3.8
Revolver Financing	Section 6.16(d)
Sarbanes-Oxley Act	Section 3.5(a)
Second Succession Date	Section 6.10(a)

Share Consideration	Section 2.1(a)
Share Electing Share	Section 2.1(a)
Share Election	Section 2.1(a)
Spin Off	Section 3.13(b)
Surviving Corporation	Section 1.1
Transactions	Recitals
Transfer Agent	Section 2.7(c)
WBCL	Recitals
WLLCL	Recitals

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, clauses, schedules or paragraphs, such reference shall be to a Section, clause, schedule or paragraph of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The words “hereof”, “herein” and “hereunder” and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice.” The term “dollars” and character “$” shall mean United States dollars.

Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except (i) as provided in Section 6.4 (but only following the Effective Time), (ii) the right of a Party on behalf of its security holders to pursue damages in the event of another Party’s Willful Breach of this Agreement and (iii) that Financing Sources shall be express third-party beneficiaries of this Section 9.9(b) and Section 8.2(e), Section 9.1(a), Section 9.11 and Section 9.12, no provision of this Agreement (including Section 8.2(a) and including the Company Disclosure Letter and the Parent Disclosure Letter) or the Confidentiality Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against any Financing Source that is in any way related to this Agreement or the Merger, including any dispute arising out of or relating in any way to any financing to be consummated by Parent or any of its Subsidiaries in connection with the Merger, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction (except that matters relating to the fiduciary duties of the Company Board of Directors shall be subject to the Laws of the State of Wisconsin and matters relating to the fiduciary duties of the Parent Board of Directors shall be subject to the laws of Ireland).

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in The City of New York (or, only if such court lacks subject matter jurisdiction, in any New York State court sitting in the Borough of Manhattan in The City of New York) in any action or proceeding between the Parties or their Subsidiaries arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim brought by the other Party or any of its Subsidiaries in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law. Notwithstanding anything herein to the contrary, the Company (on behalf of itself and its Subsidiaries) and each of the other parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources in any way relating to this Agreement or the Merger, including any dispute arising out of or relating in any way to any financing obtained by Parent or any of its Subsidiaries in connection with the Merger or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER, AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF ITSELF AND ITS SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY FINANCING OBTAINED BY PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY OR ARISING OUT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that either Party may assign its rights or interests hereunder, in whole or in part, to any of its wholly owned Subsidiaries, provided that no such assignment shall relieve such Party of its obligations hereunder. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII (other than with respect to the provisions of this Agreement that survive termination), each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). Each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

(Remainder of Page Intentionally Left Blank)

[Signature Page to Merger Agreement]

JOHNSON CONTROLS, INC.

By:	/s/ Alex A. Molinaroli
Name:	Alex A. Molinaroli
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Merger Agreement]

TYCO INTERNATIONAL PLC

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: Senior Vice President, Mergers & Acquistions & Treasurer

[Signature Page to Merger Agreement]

JAGARA MERGER SUB LLC

By:	/s/ Joseph Braun
	Name:	Joseph Braun
	Title:	President

[Signature Page to Merger Agreement]

TYCO INTERNATIONAL FINANCE S.A., solely for purposes of Section 2.2(a), Section 8.2 and, to the extent related thereto, Article IX

By:	/s/ Joseph Mandala
	Name:	Joseph Mandala
	Title:	Vice President & Assistant Treasurer

By:	/s/ Andrea Goodrich
	Name:	Andrea Goodrich
	Title:	Director

[Signature Page to Merger Agreement]